Filed Pursuant to Rule 424(B)(2)
Registration No. 333-219933

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 7, 2017)

$300,000,000

Fly Leasing Limited

5.250% Senior Notes due 2024
Offering Price: 100.000%

We are offering $300,000,000 in aggregate principal amount of our 5.250% senior notes due 2024 (the “notes”).

Maturity – The notes will mature on October 15, 2024.

Interest – The notes have a fixed annual interest rate of 5.250%, which will be paid every six months on April 15 and October 15. We will be required to pay additional interest in respect of the notes under specified circumstances.

Guarantees – The notes will not be guaranteed by any of our subsidiaries on the date the notes are originally issued. If our subsidiaries guarantee certain of our indebtedness, such subsidiaries will be required to guarantee the notes.

Ranking – The notes and the guarantees will rank pari passu in right of payment with our and the guarantors’ existing and future senior unsecured indebtedness and senior in right of payment to any of our and the guarantors’ existing and future indebtedness that is expressly subordinated to the notes and the guarantees. The notes and the guarantees will be effectively subordinated to all of our and the guarantors’ existing future secured indebtedness to the extent of the collateral securing such indebtedness. In addition, the notes will be structurally subordinated to the indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

Optional Redemption – We may redeem the notes, in whole or in part, on and after October 15, 2020, at the redemption prices described herein plus accrued and unpaid interest to the date of redemption. In addition, we may redeem up to 35% of the notes before October 15, 2020, with the proceeds of certain equity offerings. Prior to October 15, 2020, we may redeem the notes in whole or in part at a redemption price of 100% of the principal amount of the notes redeemed plus a “make-whole” premium and accrued and unpaid interest to the date of redemption.

Mandatory Offer to Repurchase – If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

No public market currently exists for the notes. Application has been made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for permission to deal in and the listing and quotation of the notes on the Official List of the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained in this prospectus supplement. Approval-in-principle from, and admission of the notes to the Official List of, the SGX-ST and quotation of the notes on the SGX-ST are not to be taken as an indication of the merits of the offering, the Company, its subsidiaries, their respective associated companies, their respective joint venture companies or the notes. The notes will be in denominations of U.S.$200,000 each or integral multiples of U.S.$1,000 in excess thereof. The notes will be traded on the SGX-ST in a minimum board lot size of U.S.$200,000 for so long as any of the notes as listed on the SGX-ST and the rules of the SGX-ST so require. See “Listing and General Information.”

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-17 of this prospectus supplement and “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated in this prospectus supplement by reference, for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	PUBLIC OFFERING PRICE(1)	UNDERWRITING DISCOUNT	PROCEEDS, BEFORE EXPENSES, TO US
Per note	100%	1.617%	98.383%
Total	$300,000,000	$4,850,000	$295,150,000
(1)	Plus accrued interest from the date of original issuance, which is expected to be October 16, 2017.

The underwriters expect to deliver the notes on October 16, 2017.

Sole Book-Running Manager
Jefferies
Joint Lead Managers
Citigroup	Wells Fargo Securities
Co-Managers
BNP PARIBAS	Fifth Third Securities	MUFG

Prospectus Supplement dated September 29, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where an offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and any free writing prospectus, is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering of the notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes offered hereby. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference that are described under “Incorporation of Information by Reference” in this prospectus supplement and the accompanying prospectus. Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Unless otherwise specified or unless the context requires otherwise, when used in this prospectus supplement:

■   the terms “Fly,” “Company,” “we,” “our” and “us” refer to Fly Leasing Limited and its subsidiaries;

■   all references to our shares refer to our common shares held in the form of ADSs;

■   the term “BBAM LP” refers to BBAM Limited Partnership and its subsidiaries;

■   the term “Manager” refers to our manager, Fly Leasing Management Co. Limited, a wholly-owned subsidiary of BBAM LP;

■   the term “Servicer” refers collectively to our servicers, BBAM Aircraft Management LP, BBAM Aircraft Management (Europe) Limited, BBAM US LP and BBAM Aviation Services Limited, each of which is a wholly-owned subsidiary of BBAM LP;

■   the term “Summit” refers to Summit Aviation Partners LLC;

■   the term “Onex” refers to Onex Corporation and its affiliates; and

■   the term “GIC” refers to GIC Private Limited and its affiliates.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the registration statement of which the accompanying prospectus forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Specifically, we make use of the non-GAAP measures “EBITDA” and “Adjusted EBITDA.”

We use EBITDA and Adjusted EBITDA to assess our consolidated financial and operating performance, and we believe these non-GAAP financial measures are helpful in identifying trends in our performance. These measures provide an assessment of controllable revenue and expenses and enhance management’s ability to make decisions with respect to resource allocation, and whether we are meeting established financial goals.

EBITDA assists us in comparing our operating performance in different periods without addressing the impact of our capital structure (primarily interest charges on our outstanding debt and net (gain) loss on debt modification and extinguishment), non-cash expenses related to our asset base (depreciation and amortization), and our tax obligations. Accordingly, EBITDA measures our financial performance based on operational factors that management believes will impact, in the short-term, our cost structure or expenses, and in the medium-term, our revenues. Adjusted EBITDA measures our financial performance without addressing the impact of additional expenses relating to (i) aircraft impairment, (ii) non-cash share-based compensation expense, (iii) non-recurring professional fees related to the restatement of our financial statements in 2016, (iv) certain other non-recurring transaction fees and expenses, (v) unrealized foreign exchange gains and losses, and (vi) expenses related to ineffective, dedesignated and terminated derivatives.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

■   they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

■   they do not reflect changes in, or cash requirements for, our working capital needs;

■   they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

■   they do not reflect any cash income taxes that we may be required to pay;

■   assets are depleted, depreciated, impaired or amortized over estimated useful lives and often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

S-iii

■   they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

■   they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

■   they do not reflect limitations on, or costs related to, transferring earnings among our company, and our subsidiaries;

■   Adjusted EBITDA does not reflect certain non-recurring expenses; and

■   they may not be comparable to other similarly titled measures of other companies.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered substitutes for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with U.S. GAAP.

INDUSTRY AND MARKET DATA

We obtained the industry and market data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference from our own internal estimates and research as well as from industry and general publications and from research, surveys and studies conducted by third parties. We have not independently verified such data and we do not make any representation as to the accuracy or completeness of such information. While we are not aware of any misstatements regarding any industry, market or similar data presented herein and therein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated in this prospectus supplement by reference.

S-iv

SUMMARY

This section summarizes key information contained elsewhere in this prospectus supplement and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus supplement or incorporated by reference herein or in the accompanying prospectus. You should carefully review the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should pay special attention to the information described under “Risk Factors” beginning on page S-17 of this prospectus supplement and the information described under “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated herein by reference. Unless indicated otherwise, all data is presented as of June 30, 2017 and assumes that the notes have not been issued or sold. All percentages and weighted average characteristics of the aircraft in our portfolio have been calculated using net book values as of the date specified.

Our Company

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft, which we lease under multi-year contracts to a diverse group of airlines around the world. As of June 30, 2017, our portfolio consisted of 81 commercial jet aircraft with 69 narrow-body passenger aircraft (including one freighter) and 12 wide-body passenger aircraft (including two freighters), including 51 Boeing™ aircraft and 30 Airbus™ aircraft. The aircraft in our portfolio, as of June 30, 2017, had a weighted average age of 6.1 years. As of June 30, 2017, our aircraft were on lease to 45 lessees in 29 countries, with a weighted average remaining lease term of 6.8 years. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture.

BBAM LP, a leading commercial jet aircraft manager with more than 25 years of experience, manages our operations and services our aircraft portfolio. BBAM LP is currently owned 50% by Summit (which is owned by the BBAM LP management team) and 50% by Onex. Summit and Onex have each agreed to sell a 15% interest in BBAM LP to GIC, Singapore’s sovereign wealth fund. The transaction is expected to close in the fourth quarter of 2017.

Our Portfolio

The chart below summarizes the composition of our portfolio by aircraft type. The chart does not include two B767 aircraft owned by a joint venture in which we have a 57% interest.

Fly Portfolio Overview(1)

AIRCRAFT TYPE	NUMBER OF AIRCRAFT
B737-800	35
B787-8	5
B737-700	4
B757-200	2
B777-200LRF(2)	2
B757-200SF(2)	1
B737-900ER	1
B737 MAX 8	1
A320-200	13
A319-100	9
A321-200	3
A330-300	2
A340-600	2
A330-200	1
81
(1)	Percentages are based on net book values as of June 30, 2017.
(2)	Freighter.

As of June 30, 2017, our aircraft portfolio contained a diverse mix of Boeing and Airbus aircraft types.

Our Relationship with BBAM LP

We engage subsidiaries of BBAM LP as Manager of our company and Servicer for our aircraft portfolio under management and servicing agreements. Through these agreements, our Manager assists us in acquiring, leasing and re-marketing aircraft, manages our day-to-day operations and affairs and services our portfolio of aircraft and related leases. Our chief executive officer and chief financial officer are BBAM LP employees who are exclusively dedicated to our business. Our Servicer acquires and disposes of our aircraft, markets our aircraft for lease and re-lease, collects rents and other payments from the lessees of our aircraft, monitors maintenance, insurance and other obligations under our leases and enforces our rights against lessees. BBAM LP is among the largest aircraft lease managers in the world, managing a fleet of approximately 400 aircraft.

Geographic Markets

Our aircraft are leased under multi-year contracts to a diverse group of airlines globally. The following table presents the distribution of our operating lease revenue by geographic region (dollars in thousands):

	SIX MONTHS ENDED JUNE 30, 2017
Europe:
Spain	$3,035	2%
Turkey	8,613	5%
United Kingdom	15,111	10%
Germany	6,086	4%
Other	13,636	8%
Europe — Total	46,481	29%
Asia and South Pacific:
India	30,771	19%
Philippines	14,824	9%
China	11,305	7%
Indonesia	5,072	3%
Other	9,360	7%
Asia and South Pacific — Total	71,332	45%
North America:
United States	8,836	6%
Other	3,117	2%
North America — Total	11,953	8%
Mexico, South and Central America — Total	8,783	6%
Middle East and Africa:
Ethiopia	15,009	10%
Other	4,354	2%
Middle East and Africa — Total	19,363	12%
Total Operating Lease Revenue	$157,912	100%

Airlines

We seek to lease our portfolio of aircraft to a diversified pool of lessees under multi-year contracts in accordance with strong underwriting standards. As of June 30, 2017, our aircraft were on lease to 45 different airlines in 29 countries.

The following table sets forth our top ten lessees, as a percentage of our total annualized contracted revenue as of June 30, 2017:

AIRLINE	PERCENTAGE OF TOTAL ANNUALIZED CONTRACTED REVENUE
Air India	12%
Ethiopian Airlines	9%
Philippine Airlines	8%
Virgin Atlantic	5%
SpiceJet	4%
Jet Airways	4%
Transavia France	4%
Air Europa	3%
American Airlines	3%
Air Berlin	3%
Total	55%

Our Competitive Strengths

We believe that our competitive strengths include the following:

■   Modern, in-demand, fuel-efficient aircraft portfolio. Our aircraft portfolio primarily consists of modern, fuel-efficient commercial jet aircraft. As of June 30, 2017, our portfolio consisted of 81 aircraft with 69 narrow-body passenger aircraft (including one freighter) and 12 wide-body passenger aircraft (including two freighters). Our narrow-body aircraft include Airbus A320, next generation Boeing 737 and Boeing 757, and Boeing 737 MAX aircraft families, which enjoy high worldwide demand due to their fuel-efficient design, relatively low maintenance costs, and an increase in customer demand for point-to-point destination service. Our wide-body aircraft include Airbus A330, Airbus A340 and next generation Boeing 777 (freighter) and Boeing 787 aircraft families. In addition to the large and diverse operator base that use these aircraft, these aircraft have long useful lives. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture. As of June 30, 2017, the weighted average age of the aircraft in our portfolio was 6.1 years. We believe our high-quality aircraft portfolio will enable us to generate stable and growing cash flows over the long-term.

■   Stable, contracted revenues from a well-balanced and diverse lease portfolio. Our large, diversified and modern portfolio generates strong predictable cash flow through recurring income from multi-year leases. The aircraft in our portfolio are leased to 45 different airlines across 29 countries. Our scheduled lease maturities range from 2017 to 2029, with a weighted average remaining lease term of 6.8 years. The majority of our leases are subject to fixed rental rates. Only one lessee accounted for more than 10% of our total annualized contracted revenue as of June 30, 2017. We believe these qualities contribute to our consistent profitability and stable cash flow.

■   Experienced and successful manager and servicer in BBAM LP. BBAM LP, one of the world’s largest aircraft lease managers, manages and services our portfolio pursuant to our management and servicing agreements. As the servicer of our portfolio, BBAM LP performs all re-marketing, technical management, lease management and administrative services. BBAM LP also assists us in identifying and executing on aircraft acquisition and disposition opportunities. Together with its predecessor entities, BBAM LP has a 29-year operating history in the aviation industry and currently manages approximately 400 aircraft valued at over $20 billion. BBAM LP’s long history in the aircraft industry provides us with extensive relationships with airlines, aircraft manufacturers, other aircraft lessors, financial institutions, passive investors and other participants in the industry, which enhances our ability to source and finance aircraft acquisitions. We believe that we and our stakeholders benefit from BBAM LP’s global scale and connectivity in the aviation and financial industries and its deep experience in servicing leases and re-marketing aircraft, as well as its expertise in executing aircraft acquisitions and dispositions.

■   Proven aircraft re-marketing and sales capability. From January 2013 to June 30, 2017, we successfully re-marketed over 70 aircraft and completed 89 aircraft sales, for aggregate total gains of approximately $73.7 million. The average age of the aircraft sold was 13.3 years. Furthermore, BBAM LP has successfully re-marketed hundreds of aircraft for multiple lessors, demonstrating its significant capabilities in this capacity. BBAM LP’s global re-marketing platform enhances our ability to maintain a high utilization rate for our aircraft under leases with favorable terms and high-quality lessees, as well as profitably dispose of aircraft to maximize the value of our portfolio. We will continue to selectively dispose of aircraft to profit from available opportunities and to manage portfolio age and lessee and jurisdictional exposures.

■   Well-placed debt structure at low margins and with manageable refinancing requirements. As of June 30, 2017, our debt facilities and financings consisted of approximately $2.6 billion of total financing, net of unamortized debt discounts and debt issuance costs. These facilities and financings include a securitization, an aircraft acquisition facility, a term loan, unsecured senior notes and other recourse and non-recourse bank financing. Our debt carries a weighted average effective interest rate of 4.59% which includes interest rate swaps and policy provider premiums but excludes amortization of debt discounts and debt issuance costs. The maturity profile of the debt spans from 2018 to 2033, and after the issuance of the notes offered herein and the use of the proceeds of this offering as described herein, there will be no significant refinancing requirements until 2021. Throughout its history, BBAM LP has raised aviation financing in multiple forms for multiple lessors, including securitizations, capital markets products, warehouse facilities, aircraft portfolio term debt and one-off aircraft debt. We believe our attractive, low-cost and manageable debt structure will allow us to achieve our growth plans.

■   Executing on fleet growth strategy. We have executed on our fleet growth strategy by acquiring 61 aircraft for approximately $3.0 billion from January 2013 to June 30, 2017. We have achieved our growth during this period principally through sale-leaseback transactions, BBAM’s focus for nearly 30 years. In addition, we have sought to use our free cash flow prudently, capitalizing on both aviation and financial cycles to acquire aircraft opportunistically in secondary market purchases.

Our Growth Strategies

We intend to grow our lease portfolio by pursuing the following strategies:

■   Capitalize on continued growth in the global aviation industry. Positive trends in world air traffic drive growth in the aircraft leasing market, which we believe is a high growth sector in the rapidly expanding aviation industry. Global passenger air travel is an expanding market with positive long-term fundamentals. Specifically, the demand for passenger and cargo air transport has grown at approximately twice the long-term global GDP growth rate over the last 40 years. As global economies and populations grow, particularly in emerging markets, long-term air travel demand is expected to remain strong. The International Air Transport Association expects profits of $31 billion in 2017 for the airline industry and reported 6.8% year-over-year growth in passenger traffic in July 2017. Furthermore, the 2017 Boeing Current Market Outlook projects a 4.7% average annual growth rate in passenger traffic between 2016 and 2036. Similarly, the size of the global commercial aircraft fleet is expected to double over the next two decades as new aircraft meet demands of continued traffic growth and older aircraft are replaced. We intend to capitalize on these developments and participate in an expanding market with long-term, positive growth trends.

■   Continue to acquire modern, fuel-efficient and widely used commercial aircraft, predominantly narrow-body aircraft. Our acquisition strategy is to focus primarily on new or nearly new popular narrow-body aircraft. These modern and fuel-efficient aircraft have been, and we believe they will continue to be, the types most widely used by airlines in all parts of the world, and are, therefore, the best asset types for leasing. We have an annual target of $750 million in aircraft acquisitions, and we have already acquired or identified to be acquired $458 million of aircraft acquisitions in 2017 through the date of this prospectus supplement. We intend to acquire narrow-body aircraft predominantly through sale-and-leaseback and secondary market transactions, rather than by placing orders from the manufacturers for delivery years into the future. This strategy allows us to evaluate all the relevant aspects of each acquisition transaction—the aircraft cost, the terms of the initial lease, including lease rate and lessee credit, and the available financing terms—before deploying our capital. We will also selectively acquire mid-aged aircraft when we believe the transaction represents strong prospects for attractive returns with reasonable downside protection. Additionally, we intend to acquire a limited number of wide-body aircraft when they are on long-term lease to airlines with strong credit ratings and are financeable through attractive debt facilities.

■   Actively manage our lease portfolio to maximize returns through balanced lease maturities and diversification. We intend to manage our lease portfolio by taking into account geographic and regional trends in passenger and cargo aircraft demand. Our current aircraft portfolio is well balanced among established and emerging economies. Furthermore, our focus on highly liquid, high-demand aircraft types and our low average fleet age provides global mobility for our assets, thus mitigating regional market exposure. Our focus on desirable aircraft types also allows us to enter into favorable leasing arrangements with attractive terms and with high-quality lessees. We plan to pursue additional aircraft acquisitions and consider aircraft dispositions and re-marketing opportunities.

■   Employ efficient financing strategies to execute on our growth plans. We believe our current capital structure is both efficient and highly flexible, allowing us to pursue acquisitions and capitalize on market opportunities. Our debt at June 30, 2017, net of unamortized debt discounts and debt issuance costs, was comprised of approximately $2.6 billion of total financing, including a securitization, an aircraft acquisition facility, a term loan, unsecured senior notes and other recourse and non-recourse bank financing facilities. In recent years, our debt financing strategy has been to diversify our lending sources and to utilize both secured and unsecured debt financing. Unsecured borrowings provide us with greater operational flexibility. Secured, recourse debt financing enables us to take advantage of favorable pricing and other terms compared to non-recourse debt. In addition, we continue to utilize secured, non-recourse debt under our bank facilities. We intend to continue to pursue a flexible, diversified financing strategy, which we believe will allow us to achieve our growth targets.

Industry Growth Trends

Aircraft leasing is a high growth industry and increasingly critical service to the aviation industry. Over the past 20 years the global commercial passenger jet aircraft fleet has doubled in size. Over the same period, the size of the commercial passenger jet aircraft fleet under operating lease has grown at twice that rate. Airlines are increasingly choosing to lease aircraft due to the financial and operational flexibility it provides. Going forward, growth in aircraft leasing is expected to be driven primarily by growth in passenger traffic, particularly from emerging economies, as well as the need to replace aging aircraft fleets with modern, fuel efficient technology.

Strong demand for air travel has led to greater demand for aircraft and growth of the global aircraft fleet. The growth is further supported by low aircraft penetration, particularly in emerging markets, such as Brazil, Russia, India and China, which represents a significant opportunity as these emerging markets approach penetration levels closer to mature markets like North America and Europe. The following tables highlight the low aircraft penetration in emerging markets by showing the number of aircraft by region and the number of aircraft per million people by region.

2016 Global Fleet Breakdown by Region

0
5,000
10,000
15,000
20,000
Asia Pacific
7,920
19,500
North America
7,060
10,130
Europe
4,800
8,160
Latin America
1,550
3,660
Middle East
1,430
3,900
Africa
720
1,600
2016
2036

Source: 2017 Boeing Current Market Outlook. Note: Fleet size, as of December 31, 2016, based on passenger aircraft greater than or equal to 100 seats; Asia Pacific includes Asia and the Commonwealth of Independent States, each as defined in the 2017 Boeing Current Market Outlook.

Aircraft Density by Region

Aircraft per Million Population
14
12
10
8
6
4
2
0
12.3
6.6
4.8
1.8
1.5
0.5
North America
Europe
Middle East
Latin America
Asia Pacific
Africa

Source: US Census Bureau as of July 1, 2017; Ascend Fleets Database. Note: Fleet data includes in service Boeing, McDonnell-Douglas and Airbus Jets in passenger configuration; Data as of September 7, 2017.

In mature markets, replacing older aircraft with more technologically advanced and fuel-efficient aircraft is expected to provide further opportunities for aircraft demand. The following table illustrates such opportunities by providing the average fleet age by region.

Average Fleet Age by Region

Source: Ascend Fleets Database. Note: Fleet data includes in service Boeing, McDonnell-Douglas and Airbus Jets in passenger configuration; Data as of September 7, 2017.

To meet the growing demand for air travel, the world’s airlines have increasingly turned to operating leases to meet their aircraft needs. Rather than purchase their aircraft, many airlines operate their aircraft under lease to reduce capital requirements and costs as well as to enable more efficient fleet management. As a result, the size of the global commercial passenger jet aircraft fleet under operating lease has grown from over 2,317 aircraft in 1998 to over 8,569 aircraft in 2017, representing 45% of all commercial passenger aircraft in operation produced by

Airbus, The Boeing Company, and McDonnell-Douglas Corporation. Furthermore, World Leasing Yearbook expects that approximately 50% of airlines’ fleets will be leased by 2020. The following table illustrates the growth of aircraft leasing relative to ownership as a percentage of total world commercial aircraft for the years set forth below.

Global Fleet and Percentage Under Operating Lease

Source: Ascend Fleets Database. Note: Fleet data includes in service Boeing, McDonnell-Douglas and Airbus Jets in passenger configuration; Data as of September 7, 2017.

Recent Developments

Aircraft Acquisitions during the three months ending September 30, 2017

We have acquired three aircraft since June 30, 2017, two Boeing 737-800 aircraft manufactured in 2010 and 2012, and one Boeing 737 MAX 8 aircraft manufactured in 2017. As of September 20, 2017, the annualized contracted rent for these three aircraft is $12.4 million, with lease maturities in 2022, 2023 and 2029. These aircraft were acquired with unrestricted cash.

Air Berlin Bankruptcy Proceedings

We lease two aircraft to Air Berlin, including one Airbus A321-200 aircraft (manufactured in 2015) and one Airbus A330-200 aircraft (manufactured in 2001). In August 2017, Air Berlin commenced insolvency proceedings in Germany and the United States.

As a result of these insolvency proceedings, we have placed Air Berlin on non-accrual status and will recognize revenue from these two leases only as cash is received, including cash proceeds from security deposits and letters of credit. Due to the availability of security deposits and letters of credit, we do not expect that our operating lease rental revenue for the third quarter of 2017 will be negatively impacted. However, operating lease rental revenue could be negatively impacted in future quarters depending on the ultimate outcome of the insolvency proceedings. At the time of the insolvency filing, the amount of operating lease rental revenue per quarter from these two leases was approximately $2.2 million. In addition, we may incur incremental cash costs associated with the insolvency proceedings including repossession costs, technical costs and remarketing costs of these aircraft.

Further, as a result of these insolvency proceedings, we intend to assess both of the aircraft leased to Air Berlin for impairment. We will record an impairment charge in the third quarter of 2017 if the sum of the expected future cash flows associated with the use of these aircraft and their eventual disposition is less than their carrying amount on our balance sheet. We do not expect this assessment to result in an impairment charge on the Airbus A321-200 aircraft. However, we believe it is likely that there will be an impairment charge on the Airbus A330-200 aircraft. The carrying amount of this aircraft at June 30, 2017 was $32.2 million.

Redemption of 6.75% Senior Notes due 2020

We will use the net proceeds of this offering, together with cash on hand, to discharge the obligations under our outstanding 6.75% Senior Notes due 2020 (the “2020 Notes”) as further described under “Use of Proceeds.” We expect to incur pre-tax expenses of approximately $20.5 million in the fourth quarter of 2017 relating to the discharge of the 2020 Notes, of which $3.4 million will be non-cash.

Corporate Information

We are a Bermuda exempted company that was incorporated on May 3, 2007 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Although we are organized under the laws of Bermuda, we are resident in Ireland for Irish tax purposes and thus are subject to Irish corporation tax on our income in the same way, and to the same extent, as if we were organized under the laws of Ireland. Our principal executive offices are located at West Pier Business Campus, Dun Laoghaire, County Dublin, A96 N6T7, Ireland. Our telephone number at that address is +353-1-231-1900.

THE OFFERING

Issuer
Fly Leasing Limited.
Securities
$300,000,000 aggregate principal amount of 5.250% senior notes due 2024.
Maturity
The notes will mature on October 15, 2024.
Interest payment dates
Interest on the notes will be payable on April 15 and October 15 of each year, commencing on April 15, 2018.
Ranking
The notes will be our senior unsecured obligations and will be:
■	pari passu in right of payment with any existing and future senior unsecured indebtedness of Fly Leasing Limited;
■	senior in right of payment to any subordinated indebtedness of Fly Leasing Limited;
■	effectively subordinated to all existing and future secured indebtedness of Fly Leasing Limited to the extent of the value of the assets securing such indebtedness; and
■	structurally subordinated to all liabilities and preferred stock, if any, of the subsidiaries of Fly Leasing Limited that do not guarantee the notes.

As of June 30, 2017:

■	we and our subsidiaries had $2.6 billion of total indebtedness on a consolidated basis, net of unamortized debt discounts and debt issuance costs, of which $1.9 billion was secured by the aircraft in our portfolio and the related leases; and
■	our subsidiaries had commitments of $178.3 million available to borrow under a secured credit facility.
Note Guarantees
Our obligations pursuant to the notes will be fully and unconditionally guaranteed (the “Note Guarantees”), jointly and severally, by each of our future Restricted Subsidiaries (as defined, respectively, in “Description of the Notes”) that guarantees Capital Markets Debt or an unsecured Credit Facility (each as defined, respectively, under “Description of the Notes”). The notes will not be guaranteed initially by any of our subsidiaries or any third party.

The Note Guarantees will be:

■	senior unsecured obligations of each guarantor;
■	rank pari passu in right of payment with any existing and future senior unsecured indebtedness of each guarantor;

■	effectively subordinated to all existing and future secured indebtedness of each guarantor to the extent of the value of the assets securing such indebtedness; and
■	structurally subordinated to any indebtedness of the guarantor’s subsidiaries that are not guarantors.
Optional redemption
At any time prior to October 15, 2020, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 105.250% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption. On or after October 15, 2020, we may redeem the notes, in whole or in part, at the redemption prices listed in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the date of redemption. At any time prior to October 15, 2020, we may also redeem the notes, in whole or in part, at a “make-whole price,” plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption.”
Payment of Additional Amounts and Tax Redemption
We will pay such additional amounts as may be necessary so that the amounts received by holders of the notes after withholdings or deductions for taxes in relation to payments under the notes will not be less than the amount that holders of the notes would have received in the absence of such withholdings or deductions, subject to certain exceptions described under “Description of the Notes—Payment of Additional Amounts.” In the event that we become obligated to pay such additional amounts, we may redeem the notes in whole (but not in part) prior to maturity at a redemption price equal to 100% of their principal amount plus accrued interest to the date of redemption as described under “Description of the Notes—Redemption for Taxation Reasons.”
Change of control offer
Upon the occurrence of specific kinds of changes of control, we must offer to purchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”
Covenants
The notes will limit our ability to:
■	incur or guarantee additional indebtedness;
■	sell assets;
■	incur liens;
■	pay dividends, repurchase certain equity interests or make other restricted payments;

■	agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;
■	make certain investments;
■	guarantee other indebtedness without guaranteeing the notes offered hereby;
■	consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and
■	enter into transactions with our affiliates.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.” Many of these covenants will cease to apply to the notes after the notes are rated investment grade from two of Moody’s Investor Service, Inc., Standard & Poor’s and Fitch, Inc.

Absence of public market for the notes
The notes are a new issue of securities with no established trading market for the notes. Accordingly, a liquid market for the notes may not develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.
Use of proceeds
We expect that we will receive approximately $294.2 million in net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with cash on hand, to redeem our outstanding 2020 Notes. We will call the 2020 Notes for redemption on December 15, 2017. Until that time, we will use the proceeds of this offering, together with cash on hand, to purchase U.S. Government securities in an amount sufficient to discharge our obligations under the 2020 Notes, and we will deposit such securities with the trustee. The trustee, at our instruction, will use such U.S. Government securities to pay the redemption price for the 2020 Notes. See “Use of Proceeds.”
Singapore Listing Agent
Jones Day.
Listing
Application has been made to the SGX-ST for permission to deal in and the listing and quotation of the notes on the Official List of the SGX-ST. No assurance can be given that the notes will be approved for listing on the SGX-ST and trading on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained in this prospectus supplement. Approval-in-principle from and admission of the notes to the Official List of the SGX-ST and quotation of the notes on the SGX-ST are not to be taken as an indication of the merits of the offering, the Company, and its subsidiaries, their respective associated companies, their respective joint venture companies or the notes. The notes will be in denominations of U.S.$200,000 each or integral multiples of U.S.$1,000 in excess thereof. The notes will be traded on the SGX-ST in a minimum board lot size of U.S.$200,000 for so long as any of the notes are listed on the SGX-ST and the rules of the SGX-ST so require.

So long as the notes are listed on the SGX-ST and the rules of the SGX-ST so require, we shall appoint and maintain a paying agent in Singapore, where such notes may be presented or surrendered for payment or redemption in the event that the global notes representing such notes is exchanged for definitive notes. In addition an announcement of such exchange will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive notes or as the case may be, notes including details of the paying agent in Singapore.

Risk Factors
Investment in the notes involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” on page S-17 of this prospectus supplement as well as the information described under “Risk Factors” under the heading “Item 3. Key Information” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated herein by reference, before deciding whether to invest in the notes.

Summary Historical Consolidated Financial and Other Data

The following table presents summary historical consolidated financial and other data for us as of and for the fiscal years ended December 31, 2014, 2015 and 2016, and as of and for the six-month periods ended June 30, 2016 and 2017. The information should be read in conjunction with our audited consolidated financial statements and the related notes thereto and the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Operating and Financial Review and Prospects” set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 and our unaudited condensed consolidated interim financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Interim Report for the six months ended June 30, 2017 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed August 10, 2017, each of which is incorporated by reference into this prospectus supplement.

	YEAR ENDED DECEMBER 31,			SIX MONTHS ENDED JUNE 30,
	2014	2015	2016	2016	2017
	(Dollar amounts in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenues
Operating lease revenue	$406,563	$429,691	$313,582	$151,292	$157,912
Finance lease income	—	299	2,066	1,776	373
Equity earnings from unconsolidated subsidiary	3,562	1,159	530	264	252
Gains on sale of aircraft	14,761	28,959	27,195	5,586	—
Interest and other income	662	2,289	1,666	224	561
Total revenues	425,548	462,397	345,039	159,142	159,098
Expenses
Depreciation	166,983	159,732	120,452	57,501	65,125
Aircraft impairment	1,200	66,093	96,122	4,122	—
Interest expense	142,519	145,448	123,161	60,308	63,723
Net (gain) loss on extinguishment of debt	(2,194)	17,491	9,246	5,139	2,429
Selling, general and administrative	41,033	33,674	30,077	15,653	16,270
Ineffective, dedesignated and terminated derivatives	72	4,134	91	264	373
Maintenance and other costs	7,060	7,628	2,279	1,654	1,230
Total expenses	356,673	434,200	381,428	144,641	149,150
Net income (loss) before provision for income taxes	68,875	28,197	(36,389)	14,501	9,948
Provision (benefit) for income taxes	8,691	5,399	(7,277)	2,724	2,016
Net income (loss)	$60,184	$22,798	$(29,112)	$11,777	$7,932
Weighted average number of shares:
Basic	41,405,211	41,222,690	33,239,001	33,934,334	31,802,107
Diluted	41,527,584	41,315,149	33,239,001	33,934,334	31,838,737
Earnings (loss) per share:
Basic	$1.42	$0.52	$(0.88)	$0.35	$0.25
Diluted	$1.42	$0.52	$(0.88)	$0.35	$0.25
Dividends declared and paid per share	$1.00	$1.00	—	—	—
Ratio of Earnings to Fixed Charges(1)(2)	1.49	1.19	—	1.19	1.15

	YEAR ENDED DECEMBER 31,			SIX MONTHS ENDED JUNE 30,
	2014	2015	2016	2016	2017
	(Dollar amounts in thousands, except share and per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$337,560	$275,998	$517,964	$382,128	$335,473
Total assets	$4,196,480	$3,424,480	$3,447,009	$3,166,325	$3,523,431
Total borrowings(3)	$3,000,193	$2,385,120	$2,523,375	$2,174,211	$2,579,235
Total shareholders’ equity	$756,254	$656,964	$593,235	$632,598	$575,657
Other Data
EBITDA(4)	$399,106	$373,678	$225,781	$142,745	$145,053
Adjusted EBITDA(4)	$400,821	$442,853	$322,691	$148,762	$148,623
EBITDA and Adjusted EBITDA Reconciliations:
Net income (loss)	$60,184	$22,798	$(29,112)	$11,777	$7,932
Provision (benefit) for income taxes	8,691	5,399	(7,277)	2,724	2,016
Interest expense	142,519	145,448	123,161	60,308	63,723
Depreciation	166,983	159,732	120,452	57,501	65,125
Amortization	22,923	22,810	9,311	5,296	3,828
Net (gain) loss on debt modification and extinguishment	(2,194)	17,491	9,246	5,139	2,429
EBITDA	$399,106	$373,678	$225,781	$142,745	$145,053
Aircraft impairment	1,200	66,093	96,122	4,122	—
Non-cash share-based compensation expense	31	195	—	—	—
Professional fees related to restatement	—	—	1,134	1,101	—
Transaction fees and expenses	—	—	—	—	1,669
Unrealized foreign exchange (gain) loss	412	(1,247)	(437)	530	1,528
Loss on ineffective, dedesignated and terminated derivatives	72	4,134	91	264	373
Adjusted EBITDA	$400,821	$442,853	$322,691	$148,762	$148,623
(1)	For purposes of determining the ratio of earnings to fixed charges, "earnings" consists of net income before provision for income taxes, less equity earnings from unconsolidated subsidiaries, plus distributions of income from unconsolidated subsidiaries. "Fixed charges" consist of interest expense, including amortization of debt discounts and debt issuance costs related to indebtedness.
(2)	Earnings for fiscal 2016 were insufficient to cover fixed charges by $36.9 million. Fiscal 2016 earnings included an aircraft impairment charge of $96.1 million related to four aircraft.
(3)	Net of unamortized debt discounts and debt issuance costs.
(4)	We define EBITDA as net income excluding depreciation, amortization, interest expense, net (gain) loss on extinguishment of debt and provision for income taxes. We define Adjusted EBITDA as EBITDA excluding aircraft impairment, non-cash share-based compensation expense, non-recurring professional fees related to the restatement of our financial statements in 2016, certain other non-recurring transaction fees and expenses, unrealized foreign exchange gains and losses, and expenses relating to ineffective, dedesignated and terminated derivatives. We use EBITDA and Adjusted EBITDA to assess our consolidated financial and operating performance, and we believe these non-GAAP measures are helpful in identifying trends in our performance. These measures provide an assessment of controllable revenue and expenses and enhance management’s ability to make decisions with respect to resource allocation and whether we are meeting established financial goals.
EBITDA assists us in comparing our operating performance in different periods without addressing the impact of our capital structure (primarily interest charges on our outstanding debt and net (gain) loss on debt modification and extinguishment), non-cash expenses related to our asset base (depreciation and amortization), and our tax obligations. Accordingly, EBITDA measures our financial performance based on operational factors that management believes will impact, in the short-term, our cost structure or expenses, and in the medium-term, our revenues. Adjusted EBITDA measures our financial performance without addressing the impact of additional expenses relating to (i) aircraft impairment, (ii) non-cash share-based compensation expense, (iii) non-recurring professional fees related to the restatement of our financial statements in 2016, (iv) certain other non-recurring transaction fees and expenses, (v) unrealized foreign exchange gains and losses, and (vi) expenses related to ineffective, dedesignated and terminated derivatives. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be viewed in isolation. EBITDA and Adjusted EBITDA are measures of operating performance that are not calculated in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA should not be considered substitutes for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with U.S. GAAP.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should consider carefully all of the risks described below, as well as the risks incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 and our other filings under the Exchange Act that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We and our subsidiaries have, and after the offering will continue to have, a significant amount of indebtedness. As of June 30, 2017, after giving effect to this offering, our total consolidated indebtedness, net of unamortized debt discounts and debt issuance costs, would have been approximately $2.5 billion.

Subject to the limits contained in the agreements governing our existing and future indebtedness and the indenture governing the notes, we may be able to incur substantial additional debt from time to time to finance aircraft, working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

■   making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

■   limiting our ability to obtain additional financing to fund the acquisition of aircraft or for other general corporate requirements;

■   requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for aircraft acquisitions and other general corporate purposes;

■   increasing our vulnerability to general adverse economic and industry conditions;

■   exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our various credit facilities, are at variable rates of interest;

■   limiting our flexibility in planning for and reacting to changes in the aircraft industry;

■   placing us at a disadvantage compared to other competitors; and

■   increasing our cost of borrowing.

In addition, the indenture governing the notes and the agreements governing our existing indebtedness contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, may result in the acceleration of some or all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, premium, if any, or interest on our indebtedness, including the notes.

As of June 30, 2017, we and our subsidiaries had $2.6 billion of total indebtedness on a consolidated basis, net of unamortized debt discounts and debt issuance costs, of which $1.9 billion was secured by the aircraft in our portfolio and the related leases. We expect this amount to increase as we acquire more aircraft. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay aircraft purchases or to dispose of material assets or leases, or seek additional debt or equity capital or to restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Certain agreements governing our existing indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. For a description of the agreements governing certain of our existing indebtedness, see the information described under “Financing” under the heading “Item 5. Operating and Financial Review and Prospects” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 and under “Financing” under the heading “Item 2. Management’s Discussion & Analysis of Financial Condition and Results of Operations” contained in our Interim Report for the six months ended June 30, 2017 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed August 10, 2017, each of which is incorporated herein by reference.

In addition, we conduct substantially all of our operations through our subsidiaries, none of which will be guarantors of the notes on the date that the notes are initially issued. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend or otherwise. Unless they become guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness, as the case may be, or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to us sufficient to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of our debt securities or our lenders, as applicable, may be able to declare such indebtedness to be due and payable, terminate commitments to lend money, foreclose against the assets, if any, securing such indebtedness or pursue other remedies, including potentially forcing us into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the notes.

We may be unable to repay the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have funds sufficient to fulfill these obligations or the ability to refinance these obligations. If, upon the maturity date of the notes, agreements governing our other indebtedness prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions under those agreements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness. Although the indenture governing the notes and the agreements governing certain of our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of the Notes” in this prospectus supplement for a description of the indenture governing the notes, and “Item 5. Operating and Financial Review and Prospects—Financing” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 and “Item 2. Management’s Discussion & Analysis of Financial Condition and Results of Operations—Financing” in our Interim Report for the six months ended June 30, 2017 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed August 10, 2017, each of which is incorporated herein by reference, for a description of the agreements governing certain of our existing indebtedness.

The terms of the agreements governing certain of our other indebtedness and the indenture governing the notes will restrict our current and future operations.

The indenture governing the notes and the agreements governing certain of our other indebtedness will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

■   incur or guarantee additional indebtedness;

■   sell assets;

■   incur liens;

■   pay dividends, repurchase certain equity interests or make other restricted payments;

■   agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;

■   make certain investments;

■   guarantee other indebtedness without guaranteeing the notes offered hereby;

■   consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and

■   enter into transactions with our affiliates.

Many of these covenants will cease to apply to the notes after the notes are rated investment grade from two of Moody’s Investor Service, Inc., Standard & Poor’s and Fitch, Inc. See “Description of the Notes—Certain Covenants—Covenant Suspension.”

In addition, the agreements governing certain of our indebtedness require us to maintain specified minimum financial standards, ratios and tests. Our ability to meet those minimum financial standards, ratios and tests can be affected by events beyond our control, and we may be unable to meet them. See “Item 5. Operating and Financial Review and Prospects—Financing” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 and “Item 2. Management’s Discussion & Analysis of Financial Condition and Results of Operations—Financing” in our Interim Report for the six months ended June 30, 2017 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed August 10, 2017, each of which is incorporated herein by reference.

A breach of the covenants or restrictions under the indenture governing the notes or under the agreements governing our other indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of our debt securities or our lenders, as applicable, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or debtholders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the indebtedness then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event our lenders or holders of our debt securities accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

■   limited in how we conduct and grow our business; or

■   unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiaries’ assets; provided, however, that we may be required to secure the notes in connection with our incurrence of certain liens under indebtedness in the future. As a result, the notes and the Note Guarantees, if any, given in the future by our subsidiaries, will be effectively subordinated to our and such subsidiary guarantors’ indebtedness with respect to the assets that secure such indebtedness. As of June 30, 2017, we and our subsidiaries had $2.6 billion of total indebtedness on a consolidated basis, net of unamortized debt discounts and debt issuance costs, of which $1.9 billion was secured by the aircraft in our portfolio and the related leases, and our subsidiaries had commitments of approximately $178.3 million available to borrow under a secured credit facility. In addition, we and our subsidiaries may incur additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary’s secured indebtedness will be available to pay obligations on the notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries’ bankruptcy, insolvency, liquidation, dissolution or reorganization even if those subsidiaries in the future guarantee the notes.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

The notes will not be guaranteed by any of our subsidiaries on the date the notes are issued; provided, however, that each of our existing and subsequently acquired or organized subsidiaries that guarantee certain of our unsecured indebtedness will be required to guarantee the notes. Other than any subsidiaries that provide future Note Guarantees, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment. The indenture governing the notes will permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our subsidiaries generate substantially all of our consolidated revenue. As of June 30, 2017, our subsidiaries held 100% of our aircraft assets and had $1.9 billion of total indebtedness, net of unamortized debt discounts and debt issuance costs, all of which would have been structurally senior to the notes.

In addition, our subsidiaries that provide future Note Guarantees will be automatically released from those Note Guarantees upon the occurrence of certain events, including the following:

■   the release or discharge of each guarantee that resulted in the obligation of such subsidiary guarantor to guarantee the notes; or

■   the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any Note Guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the Notes—Note Guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder permitting the lenders to accelerate the maturity of such indebtedness or requiring us to offer to purchase such other indebtedness, often at a premium. The source of funds for any purchase of the notes and other debt securities and repayment of accelerated indebtedness would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture. In addition, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and resulting events of default and potential breaches of our various credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

The exercise by the holders of the notes of their right to require us to repurchase such notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not cause such a default, due to the financial effect such repurchases could have on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing the notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes which may, in turn, constitute a default under some or all of our other indebtedness. Finally, our ability to pay cash to the holders of such notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to determine that such holder may require us to repurchase its notes as a result of a sale of all or substantially all of our consolidated assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the Note Guarantees, if any, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the Note Guarantees, if any. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the Note Guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes or incurring the Note Guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

■   we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the Note Guarantees;

■   the issuance of the notes or the incurrence of the Note Guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

■   we or any of the subsidiary guarantors, as applicable, intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its Note Guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or a subsidiary guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the Note Guarantees, if any, would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

■   the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

■   the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

■   it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a Note Guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that Note Guarantee, could subordinate the notes or that Note Guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that Note Guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

The notes will be a new issue of securities for which there is no established trading market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Application has been made to the SGX-ST for the listing and quotation of the notes on the Official List of the SGX-ST. No assurance can be given that the notes will be approved for listing on the SGX-ST and trading on the SGX-ST. We will be required to comply with any undertakings given by us from time to time to the SGX-ST in connection with the listing of the notes, and to furnish to it all such information as the rules of the SGX-ST may require in connection with the listing of the notes. If maintaining the listing of the notes on the Official List of the SGX-ST would require us to publish or produce financial information either more regularly than we otherwise would be required to according to accounting principles or standards that are different from GAAP, or otherwise imposes requirements on us that we, at our discretion, determine are impracticable or unduly burdensome, we may apply to delist the notes from the Official List of the SGX-ST and seek an alternative admission to listing, trading and/or quotation for the notes by another listing authority, stock exchange and/or quotation system. We cannot assure you that any such listing will be obtained or maintained. If the notes are not listed on the Official List of the SGX-ST or any other exchange, it is unlikely that an active trading market will develop for the notes.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of any existing or future rating assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our corporate rating, the rating of our existing debt and the rating for the notes could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as an increase in our indebtedness or adverse changes in our business, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes and such changes may result in a significant diminution in the value of your notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

If any future rating assigned to our debt is lowered or withdrawn entirely by a rating agency, it would likely be more difficult or more expensive for us to obtain additional debt financing than prior to such change taking effect. If any future rating assigned to the notes is subsequently lowered or withdrawn for any reason, you may experience a significant diminution in the value of your notes.

You must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Owners of book-entry interests will not be considered owners or holders of notes and therefore will not be entitled to exercise any rights of such owners or holders. Instead, The Depository Trust Company (“DTC”) or its nominee will be the sole holder of the notes. We will make payments of principal, premium, if any, interest and other amounts owing on or in respect of the notes in global form to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of certificated notes, owners of book-entry interests do not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.

USE OF PROCEEDS

We expect that we will receive approximately $294.2 million in net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with cash on hand, to redeem our outstanding 2020 Notes. We will call the 2020 Notes for redemption on December 15, 2017. Until that time, we will use the proceeds of this offering, together with cash on hand, to purchase U.S. Government securities in an amount sufficient to discharge our obligations under the 2020 Notes, and we will deposit such securities with the trustee. The trustee, at our instruction, will use such U.S. Government securities to pay the redemption price for the 2020 Notes.

We expect to incur pre-tax expenses of approximately $20.5 million in the fourth quarter of 2017 relating to the discharge of the 2020 Notes, of which $3.4 million will be non-cash.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2017:

■   on an actual basis; and

■   as adjusted to give effect to the completion of the offering of the notes offered hereby and the application of the estimated net proceeds from the offering of the notes and other funds as described in “Use of Proceeds.”

This table should be read in conjunction with “Summary—Summary Historical Consolidated Financial and Other Data” and “Use of Proceeds” appearing elsewhere in this prospectus supplement, “Item 2. Management’s Discussion & Analysis of Financial Condition and Results of Operations—Financing” in our Interim Report for the six months ended June 30, 2017 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed August 10, 2017, incorporated by reference into this prospectus supplement, and our consolidated financial statements, including the accompanying notes, incorporated by reference into this prospectus supplement.

	AS OF JUNE 30, 2017
	ACTUAL	AS ADJUSTED
	(Dollar amounts in thousands)
Cash and cash equivalents
Cash and cash equivalents(1)	$335,473	$229,956
Restricted cash and cash equivalents	119,704	119,704
Total cash and cash equivalents	$455,177	$349,660
Long–term debt(2):
Secured borrowings	$1,886,854	$1,886,854
6.750% Senior Notes due 2020	371,322	—
6.375% Senior Notes due 2021	321,059	321,059
Notes offered hereby(3)	—	294,150
Total long-term debt	2,579,235	2,502,063
Shareholders’ equity
Common shares, $0.001 par value per share; 499,999,900 shares authorized; 30,174,969 shares issued and outstanding	30	30
Manager shares, $0.001 par value per share; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	509,628	509,628
Retained earnings(4)	73,958	55,851
Accumulated other comprehensive loss, net	(7,959)	(7,959)
Total shareholders’ equity	575,657	557,550
Total capitalization	$3,154,892	$3,059,613
(1)	Cash on hand of $105.5 million will be used, together with the net proceeds from this offering, to redeem our outstanding 2020 Notes, together with accrued and unpaid interest from June 15, 2017 thereon to the redemption date as described under “Use of Proceeds.” Cash and cash equivalents as adjusted also reflect the call premium of $12.7 million, estimated underwriters’ discounts and commissions of $4.9 million and estimated offering expenses of approximately $1.0 million payable by us.
(2)	Net of unamortized debt discounts and debt issuance costs.
(3)	Net of estimated underwriters’ discounts and commissions and offering costs of $5.9 million.
(4)	The Company anticipates to recognize approximately $18.1 million, net of tax, of debt extinguishment costs associated with the redemption of the 2020 Notes. The charge includes pre-tax non-cash write-offs of unamortized debt discounts and debt issuance costs of $3.7 million.

DESCRIPTION OF THE NOTES

General

We will issue the notes as a series of our senior debt securities described in the accompanying prospectus under an indenture, dated December 11, 2013 (the “Base Indenture”), between us and Wells Fargo Bank, National Association, as Indenture Trustee (the “Trustee”). We refer to the Base Indenture, as supplemented and modified by a supplemental indenture, to be dated as of the date of the initial issuance of the notes (the “Third Supplemental Indenture”) between us and the Trustee, as the “Indenture.”

For purposes of this summary, the terms “Company”, “we”, “us” and “our” refer only to Fly Leasing Limited and not to any of its Subsidiaries.

The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act,” or “TIA”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following is a summary of the material terms and provisions of the notes and the Indenture. The following summary does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the Indenture from us. The Base Indenture is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. We will file the Third Supplemental Indenture by means of a report on Form 6-K. See “Where You Can Find More Information” in this prospectus supplement.

You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

Brief Description of the Notes

The notes will be:

■   general senior unsecured obligations of the Company;

■   pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Company;

■   senior in right of payment to any Subordinated Indebtedness of the Company; and

■   structurally subordinated to all liabilities and preferred stock, if any, of subsidiaries of the Company that do not guarantee the notes.

Without limitation on the generality of the foregoing, the notes will be effectively subordinated to secured Indebtedness and other obligations of the Company to the extent of the value of the assets securing such Indebtedness and other obligations. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured Indebtedness and other obligations will be available to pay obligations on the notes only after all Indebtedness under such secured Indebtedness and other obligations have been repaid in full from such assets.

On the Closing Date, the notes will not be guaranteed by any subsidiary of the Company. The notes will be structurally subordinated to all liabilities and obligations of the Company’s subsidiaries. Claims of creditors of the Company’s subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred shareholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including Holders of the notes.

On the Closing Date, all of the Company’s subsidiaries will be “Restricted Subsidiaries.” Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted Payments,” the Company will be permitted to designate other of the Company’s Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Singapore Stock Exchange Listing

Application has been made to the SGX-ST for the listing and quotation of the notes on the Official List of the SGX-ST. No assurance can be given that the notes will be approved for listing on the SGX-ST and trading on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained in this prospectus supplement. Approval-in-principle from and admission of the notes to the Official List of the SGX-ST and quotation of the notes on the SGX-ST are not to be taken as an indication of the merits of the offering, the Company, and its subsidiaries, their respective associated companies, their respective joint venture companies or the notes. We will be required to comply with any undertakings given by us from time to time to the SGX-ST in connection with the listing of the notes, and to furnish to it all such information as the rules of the SGX-ST may require in connection with the listing of the notes. The notes will be in denominations of U.S.$200,000 each or integral multiples of U.S.$1,000 in excess thereof. The notes will be traded on the SGX-ST in a minimum board lot size of U.S.$200,000 for so long as any of the notes are listed on the SGX-ST and the rules of the SGX-ST so require. The SGX-ST is not a regulated market for the purposes of Directive 2004/39/EC.

So long as the notes are listed on the SGX-ST and the rules of the SGX-ST so require, we shall appoint and maintain a paying agent in Singapore, where such notes may be presented or surrendered for payment or redemption in the event that the global notes representing such notes are exchanged for definitive notes. In addition, in the event that the global notes are exchanged for definitive notes, an announcement of such exchange will be made by, or on behalf of, the Company through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive notes, including details of the paying agent in Singapore.

Singapore Listing Agent

Jones Day is the Singapore listing agent in respect of the notes. The Company will maintain such agency so long as the notes are listed on the SGX-ST and the rules of the exchange so require. The address of the Singapore listing agent is set forth in the back cover of this prospectus supplement.

Note Guarantees

The obligations of the Company pursuant to the notes will be fully and unconditionally guaranteed (a “Note Guarantee”), jointly and severally, by each Restricted Subsidiary of the Company, but only under the conditions set out below. The notes will not be guaranteed initially by any of the Company’s subsidiaries or any third party.

The Note Guarantees will be:

■   senior unsecured obligations of each Guarantor;

■   rank pari passu in right of payment with any existing and future senior unsecured indebtedness of each Guarantor;

■   effectively subordinated to all existing and future secured indebtedness of each Guarantor to the extent of the value of the assets securing such indebtedness; and

■   structurally subordinated to any indebtedness of the Guarantor’s subsidiaries that are not Guarantors.

From and after the Closing Date, the Company will not cause or permit any of its Restricted Subsidiaries (other than a Securitization Subsidiary or a Guarantor), directly or indirectly, to guarantee any Capital Markets Debt or unsecured Credit Facility (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing) of the Company or any Guarantor unless, such Restricted Subsidiary:

(a)	within five Business Days of the date on which it guarantees Capital Markets Debt or an unsecured Credit Facility of the Company or any Guarantor, executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee in a Note Guarantee all of the Company’s obligations under the notes and the Indenture and other terms contained in the applicable supplemental indenture and subject to the conditions contained in such supplemental indenture; and

(b)	delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture and Note Guarantee have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

Thereafter, such Subsidiary of the Company shall be a Guarantor for all purposes of the Indenture until such Note Guarantee is released in accordance with the provisions of the Indenture. In the event of a sale or other transfer or disposition of all of the Capital Stock in any subsidiary of the Company that is a Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Stock of a subsidiary of the Company that is a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged of any obligations under its Note Guarantee, as evidenced by a written instrument or confirmation executed by the Trustee, upon request; provided, however, that the Company delivers an Officers’ Certificate to the Trustee certifying that the net cash proceeds of such sale or other disposition will be applied in accordance with the “Asset Sales” covenant and, if evidence of such discharge or release is requested to be executed by the Trustee, an Officers’ Certificate and an Opinion of Counsel. In addition, the Note Guarantee of a Subsidiary of the Company that is a Guarantor will be released:

(a)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;
(b)	if the Guarantor ceases to be a guarantor under any Capital Markets Debt or unsecured Credit Facilities, including the guarantee that resulted in the obligation of such Guarantor to guarantee the notes, and is released or discharged from all obligations thereunder; provided that if such Person has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
(c)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

The Company may cause any other Subsidiary of the Company to issue a Note Guarantee and become a Guarantor.

Each Note Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Principal, Maturity and Interest

The notes will mature on October 15, 2024. The Company may issue additional notes from time to time, without the consent of Holders, after this offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued. The notes will be issued in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof.

Interest on the notes will accrue at the rate of 5.250% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2018, to Holders of record on the immediately preceding April 1 and October 1. Interest on the notes will accrue from the last interest payment date on which interest was paid or, if no interest has been paid, from October 16, 2017. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The statute of limitations for enforcement of claims under the notes and the Indenture is six years.

Payment of Additional Amounts

All payments made under or with respect to the notes or any Note Guarantee by the Company, any Guarantor or any successor to any of them (each such person, a “Payor”) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other government charges and any interest, penalties or other liabilities with respect thereto (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any withholding or deduction for or on account of Taxes is required by applicable law of a Relevant Tax Jurisdiction (as defined below), the applicable Payor will pay to Holders of the notes such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of interest (including any premium paid upon redemption of the notes and any discount deemed interest under applicable law of a Relevant Tax Jurisdiction), principal or other amount on that note or the Note Guarantee will not be less than the amount such Holders would have received if such Taxes had not been withheld or deducted.

Net payment shall mean the amount that any Holder receives from any Payor or our Paying Agent after deduction or withholding of any amount for or on account of any Taxes imposed with respect to that payment (including any withholding or deduction attributable to Additional Amounts) by Bermuda, Ireland or any jurisdiction where any Payor is incorporated, resident or engaged in business for tax purposes or from or through which any payment in respect of the notes or any Note Guarantee is made, or any political subdivision or taxing authority thereof or therein (each, a “Relevant Tax Jurisdiction”).

The Company (and Guarantors) will also indemnify and reimburse Holders for:

■   taxes (including any interest, penalties and related expenses) imposed on the Holders (or if a Holder is not the beneficial owner, the beneficial owner) by a Relevant Tax Jurisdiction if and to the same extent that a Holder would have been entitled to receive Additional Amounts if the Company (or a Guarantor) or other applicable withholding agent had been required to deduct or withhold those taxes from payments on the notes or the Note Guarantees; and

■   stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or the Note Guarantees or other related documents and obligations.

This obligation to pay Additional Amounts is subject to several important exceptions, however. The Company (or a Guarantor) will not pay Additional Amounts to any Holder for or on account of any of the following:

■   any Tax imposed solely because at any time there is or was a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of or possessor of power over the relevant Holder if the Holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the Relevant Tax Jurisdiction imposing the tax (including having a permanent establishment in, being a citizen, resident or national of or incorporated in or carrying on a business in such Relevant Tax Jurisdiction), other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note or the Note Guarantees;

■   any estate, inheritance, gift, excise, transfer, property, transfer or any similar tax, assessment or other governmental charge;

■   any Taxes imposed solely because the Holder (or if the Holder is not the beneficial owner, the beneficial owner) fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Holder or any beneficial owner of the note or the Note Guarantees, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to an exemption from the tax, assessment or other governmental charge for which such Holder is eligible and the Company (or a Guarantor) has given the Holders written notice within a reasonable period of time prior to the first payment date with respect to which such information or identification is required under applicable law that Holders will be required to provide such information and identification;

■   any Taxes with respect to a note or a Note Guarantee presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of the note would have been entitled to Additional Amounts had the notes been presented on the last day of such 30-day period;

■   any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Union Directive 2014/107/EU or any other directive on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such a directive;

■   any Tax imposed on or with respect to a payment made to a Holder or beneficial owner of notes who would have been able to avoid such withholding or deduction by presenting the relevant notes to another paying agent in a member state of the European Union;

■   any Tax not payable by way of deduction or withholding from payments to a Holder or beneficial owner under, or with respect to, the notes or with respect to any Note Guarantee; or

■   any combination of above items.

The Payor will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Tax Jurisdiction imposing such Taxes. The Payor will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

The tax gross-up and indemnity obligations described above will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever the Indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any of the notes or any guarantee, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

Payments

Principal, premium, if any, and interest on the notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts within the United States specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Ranking

The Indebtedness evidenced by the notes will be senior unsecured Indebtedness of the Company, and will rank pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Company. The Indebtedness evidenced by the notes will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company and effectively subordinated to secured Indebtedness and other obligations of the Company to the extent of the value of the assets securing such Indebtedness and other obligations.

As of June 30, 2017, on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom, the Company and its Subsidiaries would have had, net of unamortized debt discounts and debt issuance costs, $2.5 billion total consolidated Indebtedness outstanding, $1.9 billion of which was secured Indebtedness and none of which was Subordinated Indebtedness. All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including the Holders of the notes. The notes, therefore, will be structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred shareholders (if any) of the Subsidiaries of the Company.

Although the Indenture will limit the incurrence of Indebtedness by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes, but the Company may be required to offer to purchase the notes as set forth below under “—Repurchase at the Option of Holders.”

Optional Redemption

Except as described below, the notes are not redeemable at the Company’s option.

Prior to October 15, 2020, the Company may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to the Applicable Price as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2020, the Company will be entitled at its option, at any time and from time to time, to redeem all or a portion of the notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders, at the redemption prices (expressed as percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2020	102.625%
2021	101.313%
2022 and thereafter	100.000%

In addition, at any time prior to October 15, 2020, the Company may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the notes (including any Additional Notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the notes so redeemed) equal to 105.250% plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes must remain outstanding immediately after each such redemption.

The Trustee shall select the notes to be redeemed in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

In addition to the Company’s right to redeem notes as set forth above, the Company may at any time and from time to time purchase notes in open-market transactions, tender offers or otherwise.

Redemption for Taxation Reasons

The Company will be entitled, at its option, to redeem the notes in whole (but not in part) if at any time it becomes obligated to pay Additional Amounts on the notes on the next interest payment date with respect to the notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective and is announced after the Closing Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Closing Date, such later date) and provided the Company cannot avoid the obligation after taking reasonable measures to do so. If the Company redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

If the Company becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Company must give the Holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay Additional Amounts. In addition, the Company’s obligation to pay Additional Amounts must remain in effect when it gives the notice of redemption. Notice of the Company’s intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both an Officers’ Certificate stating that the obligation to pay Additional Amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Company is obligated to pay Additional Amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of notes as provided in “—Notices” below, with the following information:

(1)	a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;
(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is given (the “Change of Control Payment Date”);
(3)	any note not properly tendered will remain outstanding and continue to accrue interest;
(4)	unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;
(5)	Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;
(6)	Holders will be entitled to withdraw their tendered notes and their election to require the Company to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7)	if such notice is given prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(8)	that Holders whose notes are being purchased only in part will be issued notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $200,000 or an integral multiple of $1,000 in excess thereof.

While the notes are in global form and the Company makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to DTC’s rules and regulations.

We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)	on or prior to 10:00 a.m. New York City time, deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and
(3)	at the option of the Company, deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers’ Certificate stating that such notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee, upon the Company’s order, will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature is a result of negotiations between the underwriters and us. We have no present intention to engage in a transaction that would trigger a Change of Control Offer, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could cause a change in effective control of the Company, increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in a highly levered transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above. In a past decision, the Chancery Court of the State of Delaware raised the possibility that a change of control occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

The existence of a Holder’s right to require the Company to repurchase such Holder’s notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Notice of redemption or repurchase, at the Company’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of such Change of Control, as the case may be.

Selection and Notice

If less than all of the notes are to be redeemed or repurchased at any time, selection of such notes for redemption or repurchase will be made by the Trustee on a pro rata basis or by lot or otherwise in accordance with the procedures of DTC; provided that no notes of $200,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be given at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed as provided in “—Notices” below. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. In the case of any book-entry notes, notices of purchase or redemption will be given to DTC in accordance with its applicable procedures.

A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and
(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

Within 365 days after the Company’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this covenant, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)	to make one or more offers to the Holders of the notes (and, at the option of the Company, the holders of other senior Indebtedness) to purchase notes (and such senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness; provided further that if the Company or such Restricted Subsidiary shall so reduce any senior Indebtedness (other than the notes), the Company will equally and ratably reduce Indebtedness under the notes by making an offer to all Holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer;
(2)	to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other long-term assets, in each of (a), (b) and (c), used or useful in a Similar Business;
(3)	to reduce Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary; provided that the acquisition of Indebtedness of a Restricted Subsidiary by the Company shall constitute a reduction in such Indebtedness; or
(4)	any combination of the foregoing.

Any Net Proceeds that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 365 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale, and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an Asset Sale Offer to all Holders of the notes, and, if required by the terms of any senior Indebtedness, to the holders of such senior Indebtedness, to purchase the maximum principal amount of notes and such other senior Indebtedness, that are $200,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $25.0 million by giving the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such senior Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes or such senior Indebtedness tendered, subject to adjustments by the Company so that no notes or such other senior Indebtedness are left outstanding in unauthorized denominations. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Company or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Proceeds, if any, from such Asset Sale may be used by the Company or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(a)	any liabilities (as shown on the Company’s, or such Restricted Subsidiary’s most recent internally available balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are contingent or by their terms subordinated to the notes) that are assumed by the transferee of any such assets and as a result of which the Company and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;
(b)	any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;
(c)	any Capital Stock, provided such receipt of Capital Stock would qualify under clause (2) of the second paragraph of this section; and
(d)	any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Covenant Suspension

If on any date following the Closing Date (i) the notes have Investment Grade Ratings from two Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“—Repurchase at the Option of Holders—Asset Sales”;
(2)	“—Limitation on Restricted Payments”;
(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(4)	clause (4) of the first paragraph of “—Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets”;
(5)	“—Transactions with Affiliates”; and
(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies (a) withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating and/or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one of the Rating Agencies indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the date of the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. During the Suspension Period no additional subsidiary may be designated an Unrestricted Subsidiary unless such designation would have been permitted if the covenant described under the caption “Limitation on Restricted Payments” had been in effect at all times during the Suspension Period. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

The Company will give written notice to the Trustee and the Holders within 30 days of the date of any Covenant Suspension Event and/or any Reversion Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any amalgamation, merger or consolidation other than:
(A)	dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or
(B)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any amalgamation, merger or consolidation;
(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Company to a Restricted Subsidiary or a Restricted Subsidiary to the Company or another Restricted Subsidiary; or
(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional indebtedness under the provisions of the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and
(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:
(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the full fiscal quarter in which the Closing Date occurs, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus
(2)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company since immediately after the Closing Date from the issue or sale of:
(x)	Equity Interests of the Company; or
(y)	debt securities, Designated Preferred Stock or Disqualified Stock of the Company or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted or exchanged debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be or (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus

(3)	100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company following the Closing Date (other than by a Restricted Subsidiary), plus
(4)	100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary by means of:
(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company and its Restricted Subsidiaries in each case after the Closing Date; or
(B)	the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Closing Date; plus
(5)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (5) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment, plus
(6)	$50.0 million.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:
(A)	the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,
(B)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity of the notes, and
(C)	such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (C)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded or refinanced or defeased);
(3)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10.0 million in any calendar year);
(4)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any other Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;
(5)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, not to exceed the greater of $50.0 million and 1.25% of Total Assets at the time of such investment; provided, that the dollar amount of Investments made pursuant to this clause (5) may be reduced by the Fair Market Value of the proceeds received by the Company and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(6)	(x) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, and (y) payment of dividend equivalents pursuant to grants of Equity Interests to employees and directors of the Company under the Company’s equity incentive plans;
(7)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (7) not to exceed the greater of $50.0 million and 1.25% of Total Assets;
(8)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(9)	the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;
(10)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases and repurchases of Securitization Assets in connection with a Qualified Securitization Financing;
(11)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and all notes tendered by Holders of the notes in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
(12)	any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) (“Refunding Capital Stock”); and
(13)	any dividends or distributions by the Company on its common shares (directly or in the form of American Depositary Shares) and any repurchase, redemption or acquisition by the Company of its common shares; provided that immediately after giving effect to such dividend, distribution, repurchase, redemption or acquisition, on a pro forma basis, the Company could incur $1.00 of additional indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, further, that if at the time of any such dividend, distribution, repurchase, redemption or acquisition the Company's Debt to Equity Ratio exceeds 3.5:1.0, the aggregate amount of all such dividends, distributions, repurchases, redemptions and acquisitions for the then current fiscal year shall not exceed the greater of $50.0 million and 1.25% of Total Assets plus the Carryover Amount.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (5), (7), (12) and (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the notes, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except as provided in the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (5) or (7) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the incurrence of Indebtedness of the Company or any of the Restricted Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed $50.0 million pursuant to this clause (a);
(b)	the incurrence by the Company of Indebtedness represented by the notes (other than any Additional Notes);
(c)	Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));
(d)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $25.0 million and (y) 0.75% of Total Assets;
(e)	Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries, any such Indebtedness is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);
(h)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that, any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this clause (h);
(i)	shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (i);
(j)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:
(A)	interest rate risk;

(B)	exchange rate risk with respect to any currency exchange;
(C)	commodity risk;
(D)	inflation risk; or
(E)	any combination of the foregoing;
(k)	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(l)	Indebtedness, Disqualified Stock and preferred stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), including all Refinancing Indebtedness in respect thereof incurred pursuant to clause (n), does not at any one time outstanding exceed the greater of (1) $50.0 million and (2) 1.25% of Total Assets;
(m)	(1) any guarantee by the Company of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such other Restricted Subsidiary is permitted under the terms of the Indenture;
(n)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (l), (n), (o) and (q) of this paragraph or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)	except in the case of Indebtedness incurred pursuant to clause (q) below or any Refinancing Indebtedness of such Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (n)(1)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced or defeased);
(2)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and
(3)	shall not include
(x)	Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Company; or

(y)	Indebtedness, Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;
(o)	Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Restricted Subsidiary or amalgamated or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition, amalgamation or merger; provided further that after giving effect to such acquisition, amalgamation or merger, either:
(1)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, amalgamation or merger;
(p)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(q)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock, including any predelivery payment financing, incurred by the Company or any Restricted Subsidiary, that is secured by any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock or Indebtedness of any Person owning such assets, so long as the amount of such Indebtedness does not exceed the purchase price of such aircraft, engines, spare parts or similar assets and any improvements or modifications thereto and is incurred not later than two years after the date of such purchase, lease, acquisition, improvement or modification;
(r)	Indebtedness of the Company or any Restricted Subsidiary consisting of the guarantee of obligations of joint ventures in a Similar Business which are not Subsidiaries supported by a contractual obligation by (1) the joint venture to repay any amounts advanced pursuant to such guarantee or (2) the joint venture partners to repay a proportion of any amounts advanced pursuant to such guarantee equal to their ownership of such joint venture in an aggregate principal amount not to exceed 3.0% of Total Assets at any one time outstanding pursuant to this clause (r);
(s)	Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and
(t)	Indebtedness of the Company or any Restricted Subsidiary arising in connection with trade creditors or customers or endorsements of instruments for deposit, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Company may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company unless such Indebtedness is expressly subordinated in right of payment to the notes to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Company.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Company or any Guarantor (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired, except any Initial Lien if (i) the notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the notes pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company shall be the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”);
(2)	the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Indenture and the notes pursuant to a supplemental indenture;
(3)	immediately after such transaction no Default or Event of Default exists;
(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,
(A)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
(B)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and
(5)	the Company or such Successor Company, as applicable, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a)	any Restricted Subsidiary may consolidate with, amalgamate or merge into or transfer all or part of its properties and assets to the Company; and
(b)	the Company may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in any Permitted Jurisdiction so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the disinterested members of the Board of Directors of the Company, if any, approving such Affiliate Transaction.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of the Restricted Subsidiaries;
(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;
(3)	the payment of reasonable and customary fees paid to, reimbursement of expenses and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;
(4)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(5)	payments or loans (or cancellation of loans) to employees or consultants of the Company or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith;
(6)	any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Company in good faith));
(7)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company agreement, limited partnership agreement or other Organizational Document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Company in good faith);

(8)	transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture;
(9)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Affiliate of the Company and other customary rights in connection therewith;
(10)	transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Board of Directors of the Company;
(11)	transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or Subsidiary participating in such joint ventures than they are to other joint venture partners;
(12)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(13)	transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;
(14)	any Indebtedness from time to time owing by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;
(15)	any servicing and/or management agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement to such servicing and/or management agreements or arrangements or replacement thereof or any substantially similar servicing and/or management agreement or arrangement entered into after the Closing Date, so long as any material amendment, modification, supplement, replacement or substantially similar agreement or arrangement meets the requirements of clause (b) of the preceding paragraph; and
(16)	any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is the issuance of Equity Interests (other than Disqualified Stock).

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)	(1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(2)   pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b)	make loans or advances to the Company or any Restricted Subsidiary; or
(c)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Closing Date;
(2)	the Indenture and the notes;
(3)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4)	applicable law or any applicable rule, regulation or order;
(5)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(6)	contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;
(7)	secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(9)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;
(10)	customary provisions contained in leases and other agreements entered into in the ordinary course of business;
(11)	any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness, Disqualified Stock or preferred stock incurred by such Foreign Subsidiary that was permitted by the terms of the Indenture to be incurred;
(12)	any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” which encumbrances or restrictions are, in the good faith judgment of the Company’s Board of Directors not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Company determines, at the time of such financing, will not materially impair the Company’s ability to make payments as required under the notes;
(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(14)	restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Financing.

Reports and Other Information

The Indenture provides that for so long as the notes are outstanding, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to the Trustee and the Holders and prospective purchasers of the notes or shall post to a publicly available website (it being understood that the Trustee shall have no responsibility to determine whether any information has been posted on such website),

(a)	within 120 days (or any time period then in effect under the rules and regulations of the Exchange Act for a non-accelerated filer) plus any grace period provided by Rule 12b-25 under the Exchange Act, after the end of each fiscal year, annual reports on Form 20-F, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; and

(b)	within 75 days (or any time period then in effect under the rules and regulations of the Exchange Act), after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, containing substantially the same information required to be contained in Form 10-Q, or any successor or comparable form.

Events of Default and Remedies

The following events constitute “Events of Default” under the Indenture:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;
(2)	default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;
(3)	failure by the Company or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee to the Company or by Holders of at least 25% in aggregate principal amount of the notes then issued and outstanding under the Indenture to the Company (with a copy to the Trustee) to comply with any of its other agreements in the Indenture or the notes;
(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:
(A)	such default either:
■	results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or
■	relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding, in each case without such acceleration having been rescinded, annulled or otherwise cured; provided that if any such acceleration is being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, then the Event of Default by reason thereof would not deemed to have occurred until the conclusion of such proceedings; and provided further that such default shall not be an Event of Default with respect to (a) Indebtedness owed to the Company or a Restricted Subsidiary, or (b) secured Indebtedness of a Restricted Subsidiary as to which the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the obligees of such Indebtedness have no recourse to the assets of the Company or any Guarantor and that the Board of Directors have determined in good faith that the assets of the applicable Restricted Subsidiary have a Fair Market Value less than the amount of such outstanding Indebtedness;

(5)	failure by the Company or any Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $50.0 million (to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage or an indemnity by a third party with an Investment Grade Rating from any Rating Agency), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that such failure shall not be an Event of Default with respect to a judgment against a Significant

Subsidiary as to which the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Company or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors have determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the sum of (x) the amount of such outstanding judgment, and (y) the outstanding Indebtedness of such Significant Subsidiary; or

(6)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; provided that such events of bankruptcy or insolvency shall not be an Event of Default with respect to a Significant Subsidiary if both:
(A)	such event of bankruptcy or insolvency is commenced by creditors of such Significant Subsidiary that have no recourse to the assets of the Company or any Guarantor; and
(B)	the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Company or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors have determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the amount of its outstanding Indebtedness.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding notes issued under the Indenture, by notice to the Company (with a copy to the Trustee), may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture will provide that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee shall have no obligation to accelerate the notes.

The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by written notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(x)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or
(y)	the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or
(z)	if the default that is the basis for such Event of Default has been cured.

The Indenture will provide that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company, to deliver to the Trustee a statement specifying such Default or Event of Default and what actions have been taken to cure such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company shall have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture (“Legal Defeasance”) and all obligations of any Subsidiary of the Company that is a Guarantor discharged with respect to its Guarantee and cure all then existing Events of Default except for:

(1)	the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,
(2)	the Company’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith, and
(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;
(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, (i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which, the Company is a party or by which the Company is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);
(6)	the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(7)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

(a)	all such notes theretofore authenticated and delivered, except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(b)	(1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);

(3)   the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Paying Agents, Registrar and Transfer Agents for the Notes

The Company will maintain one or more paying agents for the notes. The initial paying agent for the notes will be the Trustee.

Application has been made to have the notes listed and quoted on the Official List of the SGX-ST. So long as the Notes are listed on the SGX-ST, and the rules of the SGX-ST so require, the Company will also maintain a paying agent in Singapore.

The Company will also maintain a registrar. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will facilitate transfers of notes on behalf of the Company. The Company may also appoint one or more transfer agents, at whose designated offices any notes in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. The initial registrar and transfer agent will be the Trustee.

The Company may change the paying agents, the registrar or the transfer agents without prior notice to the Holders. The Company may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the giving of a notice of redemption of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture and the notes issued thereunder may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Company or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

The Indenture will provide that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,
(2)	reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”),
(3)	reduce the rate of or change the time for payment of interest on any note,
(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture which cannot be amended or modified without the consent of all Holders,
(5)	make any note payable in money other than that stated in the notes,
(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,
(7)	make any change in these amendment and waiver provisions,
(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes, or

(9)	make any change to or modify the ranking of the notes that would adversely affect the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture, or the notes:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency, as evidenced in an Officers’ Certificate;
(2)	to comply with the covenant relating to amalgamations, mergers, consolidations and sales of assets;
(3)	to provide for the assumption of the obligations of the Company or any Guarantor to Holders;
(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;
(5)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;
(6)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;
(8)	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;
(9)	to add guarantees of the notes under the Indenture in accordance with the terms of the Indenture; or
(10)	to conform the text of the Indenture or the notes to any provision of the “Description of the Notes” to the extent that such provision in the “Description of the Notes” was intended by the Company to be a verbatim recitation of a provision of the Indenture or the notes, such intention to be evidenced by an Officers’ Certificate of the Company delivered to the Trustee.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

As long as the Company issues notes in global form, notices to be given to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Company issues notes in certificated form, notices to be given to Holders will be sent by first-class mail, postage prepaid, to the respective addresses of the Holders as they appear in the register maintained by the registrar.

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid or, in the case of notes held in book-entry form, by electronic delivery will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture will provide that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Price” means, as determined by the Company with respect to any note on any Redemption Date, the sum of the present value at such redemption date of all remaining scheduled payments of principal, premium and interest on such note through October 15, 2020 (assuming the notes had been called for redemption on such date pursuant to the third paragraph under “—Optional Redemption,” but excluding accrued but unpaid interest to the redemption date), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 50 basis points.

“Asset Sale” means

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related or substantially concurrent transactions, of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or
(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related or substantially concurrent transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”)

in each case, other than:

(a)	a disposition of Cash Equivalents or dispositions of any surplus, obsolete, damaged or worn out assets in the ordinary course of business, or any disposition of inventory or goods held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;
(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10.0 million;
(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)	the lease, assignment, sub-lease or license of any real or personal property, including any aircraft, in each case in the ordinary course of business;
(h)	the sale of aircraft, engines, spare parts or similar assets, or Capital Stock of any entity owning any of the foregoing, in the ordinary course of business;
(i)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments);
(j)	foreclosures on assets;
(k)	(i) sales of accounts receivable, or participations therein, in connection with the Credit Facilities, (ii) any disposition of Securitization Assets in connection with any Qualified Securitization Financing and (iii) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;
(l)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;
(m)	the creation of a Lien permitted under the Indenture;
(n)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(o)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture.

“BBAM LP” means BBAM Limited Partnership.

“Capital Markets Debt” means any unsecured debt securities (other than (i) a Qualified Securitization Financing or (ii) a debt issuance guaranteed by an export credit agency (including the Export-Import Bank of the United States)) issued in the capital markets by the Company or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(a)(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” means

(1)	in the case of a company or corporation, corporate stock or shares,

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,
(3)	in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company, and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Carryover Amount” means the cumulative amount equal to the sum of the amounts as of the end of each fiscal year of the Company (each, a “Carryover Determination Date”) beginning December 31, 2017 that the Company has available and otherwise unused during such fiscal year for the purpose of making a Restricted Payment pursuant to clause (13) of the second paragraph of the “—Limitation on Restricted Payments” covenant; provided that (1) the Carryover Amount for any fiscal year shall not exceed the greater of $50.0 million and 1.25% of Total Assets minus the aggregate amount of Restricted Payments made pursuant to clause (13) of the second paragraph of the “—Limitation on Restricted Payments” covenant (but not less than zero) during such fiscal year if such fiscal year contains a fiscal quarter end for which the Company’s Debt to Equity Ratio exceeded 3.5:1.0, and (2) the Carryover Amount may not be applied in any fiscal year to the extent that the aggregate amount of Restricted Payments made pursuant to clause (13) of the second paragraph of the “—Limitation on Restricted Payments” covenant during such fiscal year exceeds the greater of $100 million and 2.5% of Total Assets.

“Cash Equivalents” means

(1)	United States dollars,
(2)	pounds sterling,
(3)	(a)euro, or any national currency of any participating member state in the European Union,
(b)	Canadian dollars,
(c)	Australian dollars, or
(d)	in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,
(4)	securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(5)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,
(6)	repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above,
(7)	commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,
(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

(9)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and
(10)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of the Company’s Voting Stock;
(2)	during any period of two consecutive years, individuals who at the beginning of such period were elected by the shareholders of the Company to the Board of Directors of the Company, as the case may be (together with any new directors whose election by the shareholders of the Company to such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (who cannot include persons not elected by or recommended for election by the then-incumbent Board of Directors unless such Board of Directors determines reasonably and in good faith that failure to approve any such persons as members of the Board of Directors could reasonably be expected to violate a fiduciary duty under applicable law)), cease for any reason to constitute a majority of the members of the Board of Directors of the Company who were elected by the shareholders of the Company;
(3)	(a) all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee Person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee Person or (ii) to an amalgamation or a merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such wholly-owned subsidiary guarantees the Company’s obligations under the notes and the Indenture; or
(4)	the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Company.

“Closing Date” means October 16, 2017.

“Consolidated Debt” means, with respect to any Person as of any determination date, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness for borrowed money and obligations in respect of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) the aggregate liquidation preference of Disqualified Stock of the Company and its Restricted Subsidiaries issued to a Person other than the Company or any Restricted Subsidiary, in each case as reflected in the most recent annual or quarterly consolidated balance sheet of such Person and its Restricted Subsidiaries that is available.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification (“ASC”) 815 — Derivatives and Hedging), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or relating to any Qualified Securitization Financing; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Closing Date of Hedging Obligations, (ii) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, (iii) amortization of deferred financing fees and any expensing of other financing fees), and (iv) amortization of fair value debt discounts, and
(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less
(c)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)	any net after-tax extraordinary, non-recurring or unusual gains or losses, including sales or other dispositions of assets under a Securitization Financing other than in the ordinary course of business (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded,
(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(3)	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(4)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded,
(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (c) (1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any

Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)	the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded,
(8)	any net after-tax loss from the early extinguishment of Indebtedness arising from the application of purchase accounting or Hedging Obligations or other derivative instruments shall be excluded,
(9)	any net after-tax impairment charge or asset write-off pursuant to ASC 350 — Intangibles — Goodwill and Other and ASC 360 — Property, Plant, and Equipment and the amortization of intangibles arising pursuant to ASC 805 — Business Combinations shall be excluded,
(10)	any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded,
(11)	any net after-tax valuation allowance against a deferred tax asset shall be excluded,
(12)	amortization of (i) fair value lease premiums and discounts, (ii) lease incentives, (iii) fair value debt discounts, and (iv) debt discounts in respect of Indebtedness issued prior to the Closing Date shall be excluded, and
(13)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Tangible Equity” means, with respect to any Person as of any determination date, an amount equal to the difference between (1) the shareholders' equity, stockholders’ equity, members’ equity or partners’ capital, as applicable, minus (2) all goodwill, trade names, trademarks, patents and other like intangibles, in each case as reflected in the most recent annual or quarterly consolidated balance sheet of such Person and its Restricted Subsidiaries that is available.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)	to advance or supply funds
(A)	for the purchase or payment of any such primary obligation or
(B)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Debt to Equity Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated Debt of such Person as of such determination date to the Consolidated Tangible Equity of such Person as of such determination date; provided that in the event that the Company or any Restricted Subsidiary (i) makes any Restricted Payment, (ii) incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Consolidated Debt; or (iii) issues or redeems Disqualified Stock to a Person other than the Company or a Restricted Subsidiary, in each case subsequent to the date of the most recent annual or quarterly consolidated balance sheet for which the Debt to Equity Ratio is being calculated but prior to or contemporaneously with the event for which the calculation of the Debt to Equity Ratio is made, then Consolidated Debt and Consolidated Tangible Equity shall be calculated giving pro forma effect to such Restricted Payment, incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock as if the same had occurred on such determination date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication)

(a)	provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus
(b)	Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Closing Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus
(d)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus
(e)	the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, plus
(f)	any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus
(g)	the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus
(h)	any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus
(i)	foreign exchange loss (or minus any gain) on debt, plus
(j)	Securitization Fees and the amount of loss on sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent deducted in determining Consolidated Net Income, less
(l)	non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“employees” of the Company and its Subsidiaries shall include officers of the Company and its Subsidiaries and employees of BBAM LP or its Subsidiaries that are involved in the management of the Company and its Subsidiaries.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common shares or preferred shares of the Company (excluding Disqualified Stock), other than

(a)	public offerings with respect to the Company’s common shares registered on Form S-8; and
(b)	any sales to the Company or any of its Subsidiaries.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Closing Date, plus interest accruing thereon.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Company or the Restricted Subsidiary, which determination will be conclusive (unless otherwise provided in the Indenture).

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was amalgamated or merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)	Consolidated Interest Expense,
(b)	all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of such Person, and
(c)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Subsidiary” means any subsidiary of the Company that is not incorporated in or organized under the laws of the United States or Bermuda.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean

IFRS (except as otherwise provided in the Indenture); provided that calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of notes.

“Government Securities” means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a)	currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and
(b)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“Holder” means a Person in whose name a note is registered in the register.

“Indebtedness” means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent
(1)	in respect of borrowed money,
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),
(3)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or
(4)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and
(c)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness; and obligations under or in respect of a Qualified Securitization Financing shall not be deemed to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than BBB (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to
(x)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less
(y)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Company.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any Subsidiary of the Company or BBAM LP or any Subsidiary of BBAM LP at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under the Indenture required (other than required by clause (1) of the second paragraph of clause (a) “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the secretary of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to the Company) that meets the requirements of the Indenture.

“Organizational Documents” mean, with respect to (a) the Company, the memorandum and articles of association, and (b) any other person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (vi) in any other case, the functional equivalent of the foregoing.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” means the collective reference to Summit Aviation Partners LLC, Onex Corporation, GIC Private Limited, each of their respective Affiliates, the executive officers of Summit Aviation Partners LLC and the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means

(a)	any Investment in the Company or any Restricted Subsidiary;

(b)	any Investment in cash and Cash Equivalents;
(c)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:
(1)	such Person becomes a Restricted Subsidiary; or
(2)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(d)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;
(e)	any Investment existing on the Closing Date;
(f)	advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate;
(g)	any Investment acquired by the Company or any Restricted Subsidiary:
(1)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable; or
(2)	as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(h)	any Investments in Hedging Obligations entered into in the ordinary course of business;
(i)	loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;
(j)	any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 1.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(k)	Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;
(l)	guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(m)	any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates”;
(n)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(o)	repurchases of the notes;
(p)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(q)	any Investment in a Person (other than the Company or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or writeoffs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;
(r)	endorsements for collection or deposit in the ordinary course of business;
(s)	Investments relating to any Securitization Subsidiary that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect any Qualified Securitization Financing;
(t)	Investments in property and other assets which after such Investments are owned by the Company or any Restricted Subsidiary;
(u)	Investments in Permitted Joint Ventures in an aggregate amount that taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, does not exceed the greater of $50.0 million and 1.25% of Total Assets, and as of the date of making such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and
(v)	debt Investments secured by commercial jet aircraft or related property and Permitted Securitization Investments, in each case to the extent reflected as a liability on the balance sheet of the borrower or issuer thereof.

“Permitted Joint Venture” means any agreement, contract or other arrangement between the Company or any Restricted Subsidiary and any person that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of a Similar Business jointly with third parties.

“Permitted Jurisdiction” means any of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the Pre-Expansion European Union, Canada, Australia, Ireland, Bermuda, the Cayman Islands, Switzerland or Singapore.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)	Liens for taxes, assessments or other governmental charges or levies not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, minor title deficiencies, easements or reservations of, or rights of others for, licenses, rights-of-way, covenants, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	Liens existing on the Closing Date;
(7)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the issuer or any Restricted Subsidiary;
(8)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of an amalgamation or a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(9)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(10)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien;
(11)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(12)	leases and subleases of real property granted to others in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;
(13)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(14)	Liens in favor of the Company;
(15)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such equipment is located;
(16)	Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;
(17)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (14), (26) and (28); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (14), (26) and (28) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and Holders thereof than the original Liens and the related Indebtedness;
(18)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million;

(19)	Licenses or sublicenses in the ordinary course of business;
(20)	Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as (a) such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (b) such Liens are supported by an indemnity by a third party with an Investment Grade Rating;
(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(23)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(24)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(25)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(26)	Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens extend only to the assets so financed, purchased, constructed or improved;
(27)	Liens placed on the Capital Stock of any non-Wholly-Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;
(28)	Liens securing Indebtedness permitted to be incurred pursuant to clause (q) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens extend only to the assets so financed and any assets or Capital Stock of any Restricted Subsidiary incurring such Indebtedness;
(29)	(i) Leases of aircraft, engines, spare parts or similar assets of the Company or its Restricted Subsidiaries granted by such person, in each case entered into in the ordinary course of the Company or its Restricted Subsidiaries’ operating leasing business, (ii) “Permitted Liens” or similar terms under any lease or (iii) any Lien which the lessee under any lease is required to remove; and
(30)	Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Permitted Securitization Investment” means, notes, bonds or other debt instruments or beneficial interests in a trust initially issued for cash consideration to banks, investors or other financing sources (other than the Company and its Subsidiaries), the proceeds of which are used to finance, in whole or in part, the acquisition of commercial jet aircraft or engines (or related assets) and related Securitization Assets by a Person that is not a Subsidiary of the Company but would otherwise be a Securitization Subsidiary if such Person were a Subsidiary of the Company; provided that the residual right (which may be represented by an equity interest or a subordinated debt obligation of such entity) to receive cash flows from such Person's assets in excess of amounts needed to pay principal of, interest on, and other amounts in respect of Indebtedness of such Person, servicing expenses of such Person, costs in respect of Hedging Obligations of such Person (if any) and other fees and obligations in respect of the Indebtedness of such Person shall not be a Permitted Securitization Investment.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that “Pre-Expansion European Union” shall not include any country whose long-term debt does not have a long-term rating of at least “A” by S&P or at least “A2” by Moody’s or the equivalent rating category of another Rating Agency.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.

“Rating Agencies” means Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P or all three shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for any of Fitch, Moody’s or S&P or all three, as the case may be.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s Ratings Group.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all of the foregoing, all contracts and all guarantees or other obligations in respect of any and all of the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all of the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means one or more transactions or series of transactions that may be entered into by the Company and/or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of the Restricted Subsidiaries that are not Securitization Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any Restricted Subsidiary.

“Securitization Subsidiary” means a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or a Restricted Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Restricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Company or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced by a resolution of the Board of Directors of the Company or such other Person giving effect to such designation.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are customary for a seller or servicer of assets in a Securitization Financing.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2)	any partnership, joint venture, limited liability company or similar entity of which
(x)	50% or more of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2020; provided, however, that if the period from the redemption date to October 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a)	any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,
(b)	such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and
(c)	each of
(1)	the Subsidiary to be so designated and
(2)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

(1)	the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
(2)	the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by
(2)	the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL INCOME TAX CONSIDERATIONS

Irish Taxation

The following is a summary of certain Irish tax consequences of the purchase, ownership and disposal of the notes. It applies to you if you are the absolute beneficial owner of notes. The summary does not apply to certain classes of persons, such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement (and these laws and practice are subject to prospective or retroactive change). The summary does not constitute tax or legal advice and is of a general nature only.

Please consult your own tax advisor concerning the tax consequences of owning these notes in your particular circumstances.

Irish Withholding Taxes

No Irish interest withholding tax will be deducted from interest payments made by the Issuer to you in respect of the notes, provided (i) the notes remain quoted on a recognized stock exchange and (ii) the notes are held in a recognized clearing system or the person by or through whom the payment is made is not in Ireland. Application has been made to the SGX-ST for the listing and quotation of the notes on the Official List of the SGX-ST.

The SGX-ST is regarded as a recognized stock exchange and DTC is a recognized clearing system, in each case for these purposes.

If you appoint a person in Ireland to collect interest payments on the notes on your behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest payments. You may claim an exemption from this encashment tax if you are the beneficial owner of the interest, are not tax resident in Ireland and make a written declaration to this effect to the collecting agent.

Irish Income Tax, PRSI and Universal Social Charge

If you are a person who is tax resident in Ireland, you will be subject to Irish income tax on the interest earned on the notes. If you are an individual who is resident or ordinarily resident in Ireland for tax purposes, you will also be subject to social insurance (PRSI) contributions and the universal social charge on the interest earned on the notes. You will be obliged to account for any Irish tax on a self-assessment basis; there is no requirement for the Irish Revenue Commissioners to issue or raise an assessment.

If you are a person who is not resident in Ireland or ordinarily resident in Ireland for tax purposes, you will generally only be subject to Irish tax on your Irish source income (again, on a self-assessment basis). If you are a non-resident individual you may also be liable to pay the universal social charge in respect of the interest earned on the notes.

Interest payable on the notes may be regarded as Irish source income on the basis that the notes may be treated as located in Ireland because the Issuer resides in Ireland. However, provided (i) the notes remain quoted on a recognized stock exchange and (ii) the notes are held in a recognized clearing system or the person by or through whom the payment is made is not in Ireland, you will be exempt from Irish income tax on interest paid in respect of the notes if you are regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and you are not tax resident in Ireland).

A “relevant territory” means a member state of the European Communities (other than Ireland) or a territory with which Ireland has a double tax treaty that either (a) has the force of law or (b) will have, on completion of the necessary procedures, the force of law. A list of the territories with which Ireland has entered into a double tax treaties is available on www.revenue.ie.

Provided the notes are quoted Eurobonds and either the person by or through whom the payment is made is not in Ireland or the notes are held in a recognized clearing system, you will also be exempt from Irish income tax on interest paid in respect of the notes where you are a company but not resident in a relevant territory, but are controlled, either directly or indirectly, by residents of a relevant territory, and are not controlled, either directly or indirectly, by residents of a territory that is not a relevant territory; or where you are ultimately controlled by a company which is listed on a recognized stock exchange. For these purposes, residence is determined under the terms of the relevant double taxation agreement or in any other case, the law of the country in which you claim to be resident. Interest falling within the above exemptions is also exempt from the universal social charge.

A “quoted Eurobond” means a security which is issued by a company, is quoted on a recognized stock exchange and carries a right to interest.

Notwithstanding these exemptions from income tax, a corporate recipient that carries on a trade in Ireland through a branch or agency in respect of which the Notes are held or attributed may have a liability to Irish corporation tax on the interest.

Relief from Irish income tax may also be available under the specific provisions of a double tax treaty between Ireland and the country of residence of the recipient.

Interest on the Notes that does not fall within the above exemptions is within the charge to income tax, and, in the case of Holders who are individuals, the charge to the universal social charge and to PRSI, if applicable.

Irish Capital Gains Tax

If you are not tax resident (or ordinarily resident) in Ireland, you will not be subject to Irish tax on capital gains arising on a disposal of the notes, provided you do not hold the notes for the use of or for the purposes of an Irish branch or agency.

If you are tax resident (or ordinarily resident) in Ireland, you may be subject to Irish tax on capital gains arising on a disposal of the notes if the notes constitute a “debt on a security.” Broadly, a “debt on a security” includes a debt security whose value can vary in accordance with market conditions so that a Holder could make a profit on its disposal.

Irish Gift and Inheritance Tax

If the notes are comprised in a gift or inheritance, Irish capital acquisitions tax (currently 33%) may apply to the donee (or successor) if:

(a)	the disponer of the gift or inheritance is Irish domiciled or resident or ordinarily resident in Ireland for capital acquisitions tax purposes;
(b)	the recipient of the gift or inheritance is resident or ordinarily resident in Ireland for capital acquisitions tax purposes; or
(c)	the notes are regarded as property located in Ireland.

Because the notes could be regarded as property located in Ireland, a recipient of a gift or inheritance of the notes may be liable to Irish capital acquisitions tax (even though neither the disponer nor the recipient may be domiciled, resident or ordinarily resident in Ireland at the relevant time).

VAT

There should be no Irish value added tax payable in respect of the payments in consideration for the issue(s) of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes.

Irish Stamp Duty

No Irish stamp duty is payable on the issue of the notes. No Irish stamp duty is payable on the transfer of the notes. In addition to this, there is a specific exemption from Irish stamp duty on the issue, transfer or redemption of an enhanced equipment trust certificate. For the purposes of the exemption, an enhanced equipment trust certificate means loan capital issued by a company to raise finance to acquire, develop or lease aircraft.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by Holders who purchase notes in this offering at their issue price (generally, the first price at which a substantial amount of the notes are sold to investors for cash (excluding sales to bondhouses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers)) and who hold the notes as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as dealers or traders in securities, currencies or commodities, banks or other financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities (and investors therein), controlled foreign corporations, passive foreign investment companies, persons holding the notes as a part of a straddle, hedge, or conversion transaction or a synthetic security or other integrated transaction, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, regulated investment companies, real estate investment trusts, U.S. expatriates, and persons subject to the alternative minimum tax. In addition, this summary does not address any aspect of gift, estate or inheritance or state, local or non-U.S. tax law. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury regulations, rulings and judicial decisions under the Code all as in effect as of the date of this prospectus supplement, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences that may be materially different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

Persons considering the purchase, ownership or disposition of notes are encouraged to consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any state or of any local or non-U.S. taxing jurisdiction.

As used in this section, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Colombia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary jurisdiction over the administration of such trust and one or more United States persons has the authority to control all substantial decisions of the trust, or (B) the trust has validly made an election to be treated as a United States person under applicable U.S. Treasury Regulations.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes that is neither a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend on the status of the partner and the activities of the partnership. Partners or partnerships that hold notes should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of such notes.

Effect of Certain Contingencies

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes (see, for example, “Description of the Notes—Payment of Additional Amounts,” “Description of the Notes—Repurchase at the Option of Holders—Change of Control”). Under the applicable U.S. Treasury Regulations, such excess amounts should not cause the notes to be subject to special rules applicable to contingent payment debt instruments if, based on all the facts and circumstances as of the date on which the notes are issued, there is only a remote likelihood that any contingencies causing the payment of such excess amounts will occur, or if such excess amounts, in the aggregate, are considered incidental. We believe that the possibility of paying excess amounts is remote and/or that such amounts are incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on a Holder unless such Holder timely and explicitly discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the notes may be materially and adversely different from the consequences discussed herein. Holders are encouraged to consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Tax Treatment of U.S. Holders

Payments of Interest on the Notes

Interest on a note (including any Additional Amounts and any amounts withheld as non-U.S. withholding tax generally will be includible by a U.S. Holder as ordinary interest income at the time the interest is accrued or received, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If any non-U.S. taxes are required to be withheld, a U.S. Holder will be required to include more interest in gross income than the amount of cash actually received.

It is expected, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount, if any, for U.S. federal income tax purposes.

Foreign Tax Credits

Interest income earned with respect to a note will constitute foreign source income for U.S. federal income tax purposes, which may be relevant to U.S. Holders in calculating their foreign tax credit limitations. A U.S. Holder may be entitled to deduct or credit foreign withheld tax, subject to applicable limitations in the Code. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For U.S. foreign tax credit purposes, interest income on a note generally will be considered “passive category” income or, in the hands of certain U.S. Holders, “general category” income. The rules governing the U.S. foreign tax credit are complex and U.S. Holders are encouraged to consult their tax advisors regarding the availability of the credit under their particular circumstances.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize a taxable gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement, or other taxable disposition of a note (reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the purchase price of such note.

Any gain or loss that a U.S. holder recognizes upon the sale, exchange, redemption, retirement or other taxable disposition of the note generally will be U.S. source capital gain or loss and will constitute long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other taxable disposition of the note, the note was held by such U.S. Holder for more than one year and otherwise will be short-term capital gain or loss. Net long-term capital gains of certain non-corporate taxpayers (including individuals) may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Surtax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% surtax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this surtax on their investments in the notes.

Disclosure Obligation with Respect to Foreign Financial Assets

Certain U.S. owners of “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts may be required to file an information report with respect to such assets. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. Under these rules, the notes (or accounts in which the notes are held) may be treated as “specified foreign financial assets.” U.S. Holders are urged to consult their own tax advisors regarding the application of this and other reporting requirements that may apply to their investment in the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to certain payments to U.S. Holders of principal of, and interest on, a note, and the receipt by a U.S. Holder of the proceeds of a sale, exchange, redemption or retirement of a note, unless a U.S. Holder establishes an exemption. In general, backup withholding, at the then applicable rate, will be applicable to a U.S. Holder that is not an exempt recipient if such U.S. Holder:

■   fails to furnish its correct taxpayer identification number (which, for an individual, would generally be his or her Social Security Number), certified under penalties of perjury;

■   fails to properly report interest or dividend income on its U.S. tax returns in full;

■   fails to certify that he or she is exempt from backup withholding; or

■   otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. A U.S. Holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. U.S. Holders of notes are encouraged to consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Tax Treatment of Non-U.S. Holders

A Non-U.S. Holder of notes generally will be exempt from any U.S. federal income or withholding taxes with respect to gain derived from the sale, exchange, redemption, retirement or other taxable disposition of, or any interest received in respect of, the notes, unless such gain or interest is effectively connected with a U.S. trade or business of such Non-U.S. Holder, or, in the case of gain, such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. “Non-effectively connected” gain or interest received by a Non-U.S. Holder generally will not be subject to U.S. information reporting requirements or U.S. backup withholding, although such Non-U.S. Holder may be required to furnish a certificate (e.g., an IRS Form W-8BEN or W-8BEN-E, as applicable) to the withholding agent attesting to its status as a Non-U.S. Holder.

If a Non-U.S. Holder has interest or gain that is effectively connected with its conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), such Non-U.S. Holder generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. Holder (other than with respect to the surtax on net investment income described above). A foreign corporation that is a Non-U.S. Holder also may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. An individual Non-U.S. Holder present in the U.S. for 183 days or more in any taxable year generally will be subject to a 30% tax on the gain derived from the sale, exchange, retirement, redemption, or other taxable disposition of notes, which may be offset by certain United States source capital losses. Non-U.S. Holders having gain or receiving interest on a note that is effectively connected with their conduct of a U.S. trade or business and individual Non-U.S. Holders who are present in the United States for 183 days or more in any taxable year are encouraged to consult their own tax advisors regarding the U.S. tax consequences of the acquisition, ownership and disposition of notes.

The discussion of U.S. federal income tax consequences set forth above is for general information only. Prospective purchasers are encouraged to consult their tax advisors as to the particular tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under U.S. federal, state and local, and any applicable non-U.S. tax laws, as well as the possible effects of the changes in U.S. federal or other tax laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated September 29, 2017, between us and Jefferies LLC, as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes shown opposite its name below:

Underwriters	Principal Amount of Notes
Jefferies LLC	$231,958,762.89
Citigroup Global Markets Inc.	24,742,268.04
Wells Fargo Securities, LLC	24,742,268.04
BNP Paribas Securities Corp.	6,185,567.01
Fifth Third Securities Inc.	6,185,567.01
MUFG Securities Americas Inc.	6,185,567.01
Total	$300,000,000.00

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes will constitute a new issue of securities with no established trading market. The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the notes, that you will be able to sell any of the notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the notes to the public at the initial public offering prices set forth on the cover page of this prospectus supplement. After the offering, the initial public offering prices may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering prices, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the notes).

	Per Note	Total
Public offering price(1)	100%	$300,000,000
Underwriting discounts and commissions paid by us	1.617%	$4,850,000
Proceeds to us, before expenses	98.383%	$295,150,000
(1)	Plus accrued interest from the date of original issuance, which is expected to be October 16, 2017.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.0 million.

Listing

Application has been made to the SGX-ST for the listing and quotation of the notes on the Official List of the SGX-ST. However, we cannot assure you that the listing application will be approved.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of the pricing of the notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date of pricing or the next succeeding eight business days will be required, by virtue of the fact that the notes initially will settle T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Disclaimers About Non-U.S. Jurisdictions

Canada

Resale Restrictions

The distribution of notes in Canada is being made only in the provinces of Ontario, Quebec, Manitoba, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of notes.

Representations of Canadian Purchasers

By purchasing notes in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

■   the purchaser is entitled under applicable provincial securities laws to purchase notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable,

■   the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

■   where required by law, the purchaser is purchasing as principal and not as agent, and

■   the purchaser has reviewed the text above under Resale Restrictions. Conflicts of Interest Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if prospectus supplement (including any amendment thereto) such as this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Singapore

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor, as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire capital stock of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in

Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person under Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, of Fly Leasing Limited as of and for the years ended December 31, 2016 and December 31, 2015 incorporated in this prospectus supplement by reference from Fly Leasing Limited’s Annual Report on Form 20-F for the year ended December 31, 2016, and the effectiveness of Fly Leasing Limited’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Fly Leasing Limited as of and for the year ended December 31, 2014 incorporated herein by reference to Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (including schedules appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Jones Day, New York, New York; certain legal matters governed by Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7
Ireland
+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.flyleasing.com. The information on our website is not incorporated by reference into this prospectus supplement.

We have filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the notes offered hereby. This prospectus supplement is part of that registration statement and does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement.

This prospectus supplement incorporates by reference the following documents filed with the SEC but which we have not included or delivered with this prospectus supplement and the accompanying prospectus:

■   our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 15, 2017; and

■   our Current Reports on Form 6-K, filed with the SEC on May 1, 2017, May 11, 2017 (only with respect to our interim report for the quarter ended March 31, 2017), May 16, 2017, May 22, 2017, June 22, 2017 and August 10, 2017 (only with respect to our interim report for the quarter ended June 30, 2017 and the appointment of our new Chief Financial Officer).

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier Business Campus, Dun Laoghaire, County Dublin, A96 N6T7, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until this offering has been completed, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

LISTING AND GENERAL INFORMATION

1.	The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is solely the responsibility of Fly Leasing Limited. Fly Leasing Limited, having made all reasonable inquiries, confirms that the information contained in this prospectus supplement and the accompanying prospectus is true and accurate in all material respects and, to the best of its knowledge, is in accordance with the facts and contains no omission likely to affect its import.
2.	The consolidated financial statements, and the related financial statement schedules, of Fly Leasing Limited incorporated in this prospectus supplement by reference from Fly Leasing Limited’s Annual Report on Form 20-F for the years ended December 31, 2016 and 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Deloitte & Touche LLP’s address is 555 Mission Street, San Francisco, CA 94105. The consolidated financial statements of Fly Leasing Limited as of and for the year ended December 31, 2014 incorporated herein by reference to Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (including schedules appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm. Ernst & Young LLP’s address is 560 Mission Street, Suite 1600, San Francisco, CA 94105.
3.	Fly Leasing Limited, a Bermuda exempted limited liability company, was incorporated on May 3, 2007 pursuant to the Companies Act 1981 of Bermuda. Fly Leasing Limited’s registration number with the Registrar of Companies in Bermuda is 39999. The address of its principal office is West Pier Business Campus, Dun Laoghaire, County Dublin, A96 N6T7, Ireland and the telephone number at that address is +353-1-231-1900.
4.	Since June 30, 2017, there has been no significant change in the financial or trading position of Fly Leasing Limited or Fly Leasing Limited and its consolidated subsidiaries (“Fly’s Group”) and since December 31, 2016 there has been no material adverse change in the financial position or prospects of Fly Leasing Limited or Fly’s Group which is not otherwise disclosed in this prospectus supplement or the accompanying prospectus.
5.	Except as disclosed herein, there are no potential conflicts of interest between any duties of any of the members of the Board of Directors or management of Fly Leasing Limited towards Fly Leasing Limited and their private interests and/or other duties.
6.	The notes will be accepted for clearance through the facilities of DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg). The ISIN number and CUSIP number for the notes offered are US534407DAC39 and 34407D AC3, respectively. The address of DTC is 55 Water Street, 1SL, New York, NY 10041. The address of Euroclear is Euroclear Bank S. A./N.V., 1 Boulevard du Roi Albert II, B–1210 Brussels, and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L–1855 Luxembourg.
7.	Application has been made to the SGX-ST for the listing and quotation of the notes on the Official List of the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained in this prospectus supplement. Approval-in-principle from, and admission of the notes to the Official List of the SGX-ST and quotation of the notes on the SGX-ST are not to be taken as an indication of the merits of the offering, Fly Leasing Limited, its subsidiaries, their respective associated companies, their respective joint venture companies or the notes.
8.	Fly Leasing Limited estimates that it will incur approximately U.S.$30,000 in costs related to the admission to trading of the notes on the SGX-ST.
9.	Except as disclosed in this prospectus supplement and the accompanying prospectus, on the date of this prospectus supplement, neither Fly Leasing Limited nor its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Fly Leasing Limited is aware) in the 12 months preceding the date of this prospectus supplement which may have or have in such period had a significant effect on the financial position or profitability of Fly Leasing Limited or its subsidiaries.

10.	Fly Leasing Limited has obtained all necessary consents, approvals and authorizations in connection with the issuance of notes.
11.	So long as the notes are listed on the SGX-ST and the rules of the SGX-ST so require, Fly Leasing Limited shall appoint and maintain a paying agent in Singapore, where such notes may be presented or surrendered for payment or redemption, in the event that the global note(s) representing such notes is exchanged for definitive notes. In addition, in the event that the global note(s) is exchanged for definitive notes, an announcement of such exchange will be made by or on behalf of the issuer through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive notes including details of the paying agent in Singapore.
12.	The trustee and paying agent is Wells Fargo Bank, National Association and its registered office and telephone number is Corporate Trust Services, 45 Broadway, 14th floor, New York, NY 10006, (212) 515-1567.

$1,000,000,000

Fly Leasing Limited

COMMON SHARES
PREFERENCE SHARES
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
UNITS

We may from time to time offer to sell our common shares, preference shares, debt securities, warrants or subscription rights, as well as units that include any of these securities. The debt securities may consist of debentures, notes or other types of debt. Our common shares, in the form of American Depositary Shares, are listed on the New York Stock Exchange (the “NYSE”) and under the ticker symbol “FLY.” The debt securities, preference shares, warrants, rights and units may be convertible or exercisable for common shares or preference shares.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2017.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our ADSs and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. In granting such consent the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $1,000,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize be provided to you. We take no responsibility for, and cannot provide assurance as to the reliability of, any other information that others may give to you. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

ii

SUMMARY

You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein and therein by reference, before making an investment decision. Unless the context requires otherwise, when used in this prospectus, (1) the terms “Fly,” “Company,” “we,” “us” and “our” refer to Fly Leasing Limited and its subsidiaries and (2) all references to our shares refer to our common shares held in the form of American Depositary Shares (“ADSs”).

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft, which we lease under multi-year contracts to a diverse group of airlines around the world. As of June 30, 2017, we owned a portfolio of 81 aircraft.

Our principal executive offices are located at West Pier Business Campus, Dun Laoghaire, County Dublin, A96 N6T7, Ireland. Our telephone number at that address is +353-1-231-1900, and our web address is www.flyleasing.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement and does not constitute part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained in this prospectus or any applicable prospectus supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before buying our securities. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We may have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

For the year ended December 31,						For the six months ended June 30, 2017
2012	2013	2014	2015	2016
1.28:1	1.46:1	1.49:1	1.19:1	—	(1)	1.15:1

Fixed charges consist of interest expense, including amortization of debt discounts and loan issuance costs related to indebtedness. Earnings available to cover fixed charges consist of net income before provision for income taxes, less equity earnings from unconsolidated subsidiaries, plus distributions of income from unconsolidated subsidiaries and fixed charges.

(1)	Earnings for fiscal 2016 were insufficient to cover fixed charges by $36.9 million. Fiscal 2016 earnings included an aircraft impairment charge of $96.1 million related to four aircraft.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital reflects our memorandum of association and our bye-laws. Holders of ADSs will be able to exercise their rights with respect to the common shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

Share Capital

Our authorized share capital consists of US$500,000 divided into 499,999,900 common shares and 100 manager shares par value US$0.001 each. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. As of June 30, 2017, 30,174,969 common shares were outstanding, issued and fully paid.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares except as described herein.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preference shares. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;
•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;
•	impairing the liquidation rights of our common shares; or
•	delaying or preventing a change of control of our company.

As of the date of this prospectus, there are no preference shares outstanding.

Manager Shares

Our manager, Fly Leasing Management Co. Limited, or the Manager, owns 100 manager shares that are entitled to director appointment rights and the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement with the Manager. Manager shares do not convert into common shares. Upon a termination of our management agreement, the manager shares will cease to have any appointment and voting rights and, to the extent permitted under Section 42 of the Companies Act 1981 (Bermuda), or the Companies Act, will be automatically redeemed for their par value. Manager shares are not entitled to receive any dividends and, other than with respect to director appointment rights, holders of manager shares have no voting rights.

Dividend Rights

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities.

There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 50% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than two and not more than 15 directors as the board may from time to time determine. Our board of directors currently consists of seven directors, each of whom serves a term commencing on their election or appointment and continuing until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are appointed by shareholders holding shares carrying a plurality of the votes cast on the resolution. Notwithstanding the foregoing, pursuant to our management agreement and our bye-laws, so long as the Manager holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7th of the number of directors on our board of directors at the time. These directors are not required to stand for election by shareholders other than our Manager.

Any shareholder holding at least five percent of the Company’s common shares may propose for election as a director someone who is not an existing director or is not proposed by our board by giving notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

A director (other than a director appointed by the Manager pursuant to its appointment right described above) may be removed with or without cause by a resolution including the affirmative vote of shareholders holding shares carrying at least 80% of the votes of all shares then issued and entitled to vote on the resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. A director appointed by the Manager pursuant to its appointment right described above may be removed with or without cause by the Manager upon notice from the Manager.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, privileges, qualifications, limitations and restrictions. See “—Preference Shares.”

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Our bye-laws provide that if a competitor of BBAM LP acquires beneficial ownership of 15% or more of our common shares, then we have the option, but not the obligation, within 90 days of the acquisition of such threshold beneficial ownership, to require that shareholder to tender for all of our remaining common shares, or to sell such number of common shares to us or to third parties at fair market value as would reduce its beneficial ownership to less than 15%. In addition, our bye-laws provide that the vote of each common share held by a competitor of BBAM LP that beneficially owns 15% or more, but less than 50%, of our common shares will be reduced to three-tenths of a vote per share on all matters upon which shareholders may vote.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that underlie the ADSs that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Duties of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to make a personal profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and
•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bye-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bye-laws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

Pursuant to Bermuda law, a company is restricted from declaring or paying a dividend if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution. Any merger or amalgamation not approved by our board must be approved by shareholders holding shares carrying not less than 66% of the votes of all shares entitled to vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.
•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
•	Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The operation of this provision as a waiver of the right to sue for violations of federal securities laws may be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also have entered into directors’ service agreements with our directors, pursuant to which we have agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders, and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bye-laws.

Calling of Special Shareholders’ Meetings

Under our bye-laws, a special general meeting may be called by the chairman of the board or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of Organizational Documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders, adopted by the affirmative votes of at least a majority of all shares entitled to vote on the resolution. Our bye-laws provide that, notwithstanding the foregoing, at any time that the Manager holds any of our manager shares, rescission, alteration or amendment of the bye-law relating to our ability to terminate the Manager’s appointment under our management agreement also requires the approval of the holder of our manager shares.

Under Delaware law, unless the certificate of incorporation or bye-laws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bye-laws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Transfer Agent

Conyers Corporate Services (Bermuda) Limited, Hamilton, Bermuda, acts as the registrar and transfer agent for our common shares.

Material U.S. Federal Income Tax Consequences

For a general discussion of certain material United States federal income tax consequences relating to ownership of our shares, see “Taxation—U.S. Federal Income Tax Considerations” beginning on page 79 of our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

All of our issued and outstanding common shares are held by the depositary, Deutsche Bank Trust Company Americas (the “Depositary”) in the form of ADSs. The Depositary is a state chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The Depositary was incorporated as a limited liability bank on March 5, 1903 in the State of New York. The registered office of the Depositary is located at 60 Wall Street, New York, NY 10005 and the registered number is BR1026. The principal executive office of the Depositary is located at 60 Wall Street, New York, NY 10005.

Each ADS represents an ownership interest in one common share which we deposit with the custodian under the deposit agreement among ourselves, the Depositary, and ADS holders. Your ADSs are evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Your rights as a holder of ADSs is governed by the deposit agreement and our bye-laws.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed with the SEC as an exhibit to our registration statement on Form F-6, as filed with the SEC on September 21, 2007, as amended. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of the Depositary. The Depositary keeps books at its corporate trust office for the registration of ADRs and transfer of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purposes of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

For a description of our bye-laws, see “Description of Share Capital.”

Holding the ADSs

Unless otherwise agreed among us and the Depositary in accordance with the terms of the deposit agreement, the ADSs are held electronically in book-entry form either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you are not treated as one of our shareholders and you do not have shareholder rights. Bermuda law governs shareholder rights. The Depositary is the holder of the common shares underlying your ADSs, which are registered in its name with Conyers Corporate Services (Bermuda) Limited, the registrar and transfer agent for our common shares. As a holder of ADRs, you have ADR holder rights. A deposit agreement among us, the Depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADRs.

Fees and Expenses

Except as described below, we pay all fees, charges and expenses of the Depositary and any agent of the Depositary pursuant to agreements from time to time between us and the Depositary, except that if you elect to withdraw the common shares underlying your ADRs from the Depositary you will be required to pay the Depositary a fee of up to US$5.00 per 100 ADSs surrendered or any portion thereof, together with expenses incurred by the Depositary and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, in connection with the withdrawal. We will not receive any portion of the fee payable to the Depositary upon a withdrawal of shares from the Depositary. The Depositary will not make any payments to us, and we will not receive any portion of any fees collected by the Depositary.

Except as specified above in connection with a cancellation of ADSs and withdrawal of common shares from the Depositary, we are required to pay any taxes and other governmental charges incurred by the Depositary or the custodian on any ADR or common share underlying an ADR, including any applicable interest and penalties thereon, any stock transfer or other taxes and other governmental charges in any applicable jurisdiction.

Dividends and Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, less any fees described below under “—Withholding Taxes, Duties and Other Governmental Charges.” You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date set by the Depositary with respect to the ADSs.

•	Withholding Taxes, Duties and Other Governmental Charges. Before making a distribution, the Depositary will deduct any withholding taxes, duties or other governmental charges that must be paid. Dividends on our shares are subject to deduction of Irish withholding taxes, unless an exemption to withholding is available. U.S. holders of ADSs (including U.S. citizens or residents) are entitled to claim a refund of Irish withholding taxes on dividends. Unless a U.S. holder of ADSs otherwise specifies, a fee of $0.005 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes. Additionally, dividend payments made within the United States with respect to the shares may be subject to possible U.S. backup withholding. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding.
•	Shares. The Depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent permissible by law. If the Depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new common shares.
•	Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive dividends in either cash or common shares, the Depositary will, after consultation with us and to the extent permissible by law and reasonably practicable, offer holders of ADSs the option to receive dividends in either cash or ADSs to the extent permissible under applicable law and in accordance with the deposit agreement.
•	Rights to Receive Additional Shares. If we offer holders of our common shares any rights to subscribe for additional common shares or any other rights, the Depositary, after consultation with us and to the extent permissible by law and reasonably practicable, will make these rights available to you as a holder of ADSs. If the Depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf subject to your payment of applicable fees, taxes, charges and expenses. The Depositary will then deposit the common shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any taxes and other governmental charges the rights require you to pay. U.S. securities laws or Bermuda law may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. Our intent is not to offer holders any rights to subscribe for additional common shares unless the holders of our ADSs would thereby be offered rights to receive ADSs in an offering registered under U.S. securities laws.
•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the Depositary has determined that such distribution is lawful, practicable and feasible and in accordance with the terms of the deposit agreement, the Depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, net of any taxes and other governmental charges withheld.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The Depositary delivers ADSs upon deposit of common shares with the custodian. The custodian holds all deposited common shares, including those being deposited by us in connection with the offering to which this prospectus relates, for the account of the Depositary. You thus have no direct ownership interest in the common shares and only have the rights as are set out in the deposit agreement. The custodian also holds any additional securities, property and cash received on, or in substitution for, the deposited common shares. The deposited common shares and any such additional items are all referred to collectively as “deposited securities.”

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, the Depositary issues an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. Alternatively, at your request, risk and expense, the Depositary in its discretion will deliver certificated ADRs at the Depositary’s principal New York office or any other location that it may designate as its transfer office.

You may surrender your ADRs at the Depositary’s office or through instruction provided to your broker. Upon your payment of its fees and charges of, and expenses incurred by, it and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the common shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

You have the right to cancel your ADSs and withdraw the underlying common shares at any time subject only to:

•	temporary delays caused by closing of our or the Depositary’s transfer books, or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the surrender of ADRs evidencing a number of ADSs representing other than a whole number of common shares;
•	the payment of fees, charges, taxes and other governmental charges; or
•	where deemed necessary or advisable by the Depositary or us in good faith due to any requirement of any U.S. or foreign laws, government, governmental body or commission, any securities exchange on which the ADSs or common shares are listed or governmental regulations relating to the ADSs or the withdrawal of the underlying common shares.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement. However, we do not intend to list our common shares for trading on any exchange. Therefore, it may be more difficult to dispose of our common shares than it will be to dispose of our ADSs.

Transmission of Notices to Shareholders

We will promptly transmit to the Depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws. Upon our request and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the Depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the Depositary’s Corporate Trust Office, the office of the custodian or any other designated transfer office of the Depositary.

Voting Rights

As soon as practicable upon receipt of timely notice of any meeting at which the holders of our shares are entitled to vote, or of solicitation of consents or proxies from holders of our shares, the Depositary will fix a record date in respect of such meeting or solicitation of consent or proxy. The Depositary will, if requested by us in writing in a timely manner, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between us and the Depositary from time to time) or otherwise distribute to holders of ADSs as of the record date: (a) such information as is contained in such notice of meeting (or solicitation of consent or proxy) received by the Depositary from us, (b) a statement that holders as of the record date will be entitled, insofar as practicable and permitted under applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and of our bye-laws (and subject to such other requirements as we shall notify the Depositary), to instruct the Depositary as to the exercise of the voting rights (or deemed exercise of voting rights), if any, pertaining to the amount of our common shares represented by their respective ADSs, and (c) a statement as to the manner in which such instructions may be given or may be deemed to have been given as described below if no validly-completed instructions are received by the Depositary from a holder of ADSs by the ADS voting cut off date set by the Depositary for such purpose. Upon the written request of a holder as of such record date, received on or before the ADS voting cut off date, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of our common shares represented by the ADSs in accordance with the instructions set forth in such request.

To the extent no such instructions are received by the Depositary on or before the ADS voting cut off date from holders of a sufficient number of shares so as to enable the Company to meet its quorum requirements with respect to any such meeting of shareholders, the Depositary will, upon our written request and at all times subject to applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and our bye-laws, deem such holder to: (A) have instructed the Depositary to take such action as is necessary to cause the number of underlying shares for which no voting instructions have been received from holders of ADSs so as to meet applicable quorum requirements (currently 25% of our common shares) to be counted for the purposes of satisfying applicable quorum requirements; and (B) have given a power of attorney to the Depositary or the custodian, as its nominee, to cause such equal number of common shares so counted under (A) above being counted for the purposes of establishing a quorum, with respect to any resolution proposed by the Board of Directors of the Company within the agenda set for such meeting, to be voted at any such meeting in proportion to the voting instructions duly-received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date; provided, however that, except to the extent we have provided the Depositary with at least 30 days’ written notice of any such meeting, the common shares shall not be so counted and shall not be so voted (proportionately to the voting instructions received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date) with respect to any matter as to which the Depositary informs us that the Depositary reasonably believes that with respect to any such resolution: (i) substantial opposition exists or (ii) it materially affects the rights of holders of common shares. For the purposes of this provision of the deposit agreement, by way of example and not limitation, it is agreed that routine matters, such as appointing auditors and directors (except where a competing director or slate of directors is proposed), and resolutions to approve the public offering or private placement of securities, would not materially affect the rights of holders of common shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return voting instructions to the Depositary by the ADS voting cut off date. In the deposit agreement, we have agreed that we will endeavor to provide at least 30 days’ prior written notice to the Depositary which will enable the timely notification of holders as to limitations on the ability of the Depositary to vote a particular ADS according to the voting instructions received in regard to such ADS. Common shares which have been withdrawn from the Depositary facility and transferred on our register of members to a person other than the Depositary or its nominee may be voted by the holders thereof in accordance with applicable law and our bye-laws. However, holders or beneficial owners of ADSs may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the common shares and vote at such meetings.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADRs. The Depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split-up or combination of ADRs, or allow you to withdraw the deposited securities underlying your ADSs until such payment is made including any applicable interest and penalty thereon. We, the custodian or the Depositary may withhold or deduct the amounts of taxes owed from any distributions to you or may sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Unless a U.S. holder of ADSs otherwise specifies, a fee of $0.005 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law, (2) any distribution on the common shares that is not distributed to you and (3) any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party resulting in a distribution of cash or securities to our shareholders, then the cash, common shares or other securities received by the Depositary in connection therewith will become deposited securities and be subject to the deposit agreement and any applicable law, evidence the right to receive such additional deposited securities, and the Depositary may choose to:

•	distribute additional ADSs;
•	call for surrender of outstanding ADSs to be exchanged for new ADSs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or
•	treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the Depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

At any time we may instruct the Depositary to terminate the deposit agreement, in which case the Depositary will give notice to you at least 30 days prior to termination. The Depositary may also terminate the deposit agreement if it has told us that it would like to resign or we have removed the Depositary and we have not appointed a new Depositary bank within 90 days, in such instances, the Depositary will give notice to you at least 30 days prior to termination. After termination, the Depositary’s only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the Depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the Depositary.

We intend to maintain a Depositary arrangement for so long as it facilitates U.S. holders in benefiting from an exemption to Irish withholding taxes on dividends on our common shares.

Limitations on Obligations and Liability

The deposit agreement expressly limits our and the Depositary’s obligations and liability.

We and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;
•	are not liable if either of us by law or circumstances beyond our control is prevented from, or delayed in, performing any obligation under the agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum of association and bye-laws, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;
•	are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum of association and bye-laws;
•	are not liable for any action/inaction on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;
•	are not liable for the inability of any holder to benefit from any distribution, offering, right or other benefit if made in accordance with the provisions of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and
•	shall not incur any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement.

The Depositary and its agents shall not incur any liability under the deposit agreement for the failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities for the creditworthiness of any third party and for any indirect, special, punitive or consequential damage.

We have agreed to indemnify the Depositary under certain circumstances. However, the deposit agreement does not limit our liability under federal securities laws. The Depositary may own and deal in any class of our securities and in the ADSs.

Requirements for Depositary Actions

Before the Depositary issues, delivers or registers a transfer of an ADS, makes a distribution on an ADS, or permits withdrawal of common shares or other property, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;
•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary also may suspend the issuance of ADSs, the deposit of common shares, the registration, transfer, split-up or combination of ADSs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is necessary or advisable.

Deutsche Bank Trust Company Americas keeps books for the registration and transfer of ADRs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADRs.

Disclosure of Interests

By purchasing ADSs, you agree to comply with our memorandum of association and bye-laws and the laws of Bermuda, the United States of America and any other relevant jurisdiction regarding any disclosure requirements regarding ownership of common shares, all as if the ADSs were, for this purpose, the common shares they represent.

Material U.S. Federal Income Tax Consequences

For a general discussion of certain material United States federal income tax consequences relating to ownership of our ADSs, see “Taxation—U.S. Federal Income Tax Considerations” beginning on page 79 of our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

The debt securities will have the terms described in this prospectus unless the prospectus supplement describes different terms.

Each series of debt securities will be issued under an indenture dated as of December 11, 2013 between us and Wells Fargo Bank, National Association, as trustee. The trustee serves two principal roles:

•	the trustee can enforce your rights against us if an Event of Default described below occurs; and
•	the trustee performs various administrative duties.

The following description is a summary of selected provisions relating to the debt securities and the indenture. We have incorporated the indenture by reference as an exhibit to the registration statement of which this prospectus is a part. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The debt securities will be either senior debt securities or subordinated debt securities. The indenture does not limit the total principal amount of debt securities that we can issue. We may issue the debt securities in one or more series as we may authorize from time to time. In addition, we may “reopen” a previous issue of debt securities by issuing additional debt securities of that series.

A prospectus supplement and a supplemental indenture (or resolutions of our board of directors in lieu of a supplemental indenture) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;
•	any limit on the total principal amount of the debt securities;
•	whether the debt securities are senior debt securities or subordinated debt securities or a combination thereof;
•	the dates on which the principal and premium, if any, of the debt securities will be payable;
•	the interest rate (or method of determining the rate) that the debt securities will bear, the interest payment dates for the debt securities and the record dates for determination of the holders to whom interest is payable;
•	the place where we will pay principal, premium and interest on the debt securities;
•	any optional redemption periods and prices and any specific terms or conditions related to optional redemptions;
•	whether the debt securities are convertible or exchangeable into other securities;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;
•	the denominations in which we will issue the debt securities, if other than $1,000 and any integral multiple thereof;
•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index;
•	the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar;
•	if other than the entire principal amount, the portion of the principal amount of the debt securities (a) payable if the maturity of the debt securities is accelerated or (b) provable in bankruptcy;
•	any provisions relating to any security provided for the debt securities;
•	any changes in or additions to the Events of Default (as defined below);

•	whether we will issue the debt securities in the form of global securities and the terms and conditions of the global securities;
•	any changes or additions to the covenants; and
•	any other terms of the debt securities.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount and certain other material United States federal income tax considerations relating to ownership of any debt securities that we may issue.

The applicable prospectus supplement will specify whether the debt securities will be in fully registered form or in the form of one or more global securities as described below.

Registration, Transfer and Payment

Principal of, premium, if any, and interest, if any, on fully registered securities will be payable at the place or places we designate for such purpose, or we may pay interest by check mailed to the persons in whose names the securities are registered at the close of business on the day or days specified in the prospectus supplement accompanying this prospectus. The principal of, premium, if any, and interest, if any, on debt securities in other forms will be payable in the manner and at the place we designate as specified in the applicable prospectus supplement.

You may present fully registered securities for transfer or exchange at the corporate trust office of the trustee or any other office or agency we maintain for that purpose, without the payment of any service charge except for any tax or governmental charge incidental to the transfer or exchange. Provisions for the transfer or exchange of securities in other forms will be set forth in the applicable prospectus supplement.

We and the holders shall use commercially reasonable efforts to cooperate with the trustee and shall use commercially reasonable efforts to provide the trustee with access to, and copies of, documents or information reasonably within our control or the control of the holders, as applicable, that are necessary for the trustee to comply with any cost basis reporting obligations imposed on it by a governmental authority in connection with certain transfers or exchanges of notes.

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole to certain nominees of the depositary or to a successor depositary or nominee of a successor depositary.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to our depositary arrangements.

Ownership of beneficial interests in a global security will be limited to “participants” or persons that may hold interests through participants. The term “participants” means institutions that have established accounts with the depositary or its nominee. Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

Principal of, any premium on and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security for all purposes, including for paying principal, premium and interest. Except as set forth below, owners of beneficial interests in a global security will not:

•	be entitled to have the debt securities represented by the global security registered in their names;
•	receive or be entitled to receive physical delivery of the debt securities in definitive form; or
•	be considered the owners or holders of the debt securities.

Therefore, we and the trustee do not have any direct responsibility or liability for the payment of principal of, premium, if any, on or interest, if any, on any debt securities represented by a global security to owners of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payments, will on the same date credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of these participants and will not be the responsibility of the depositary or its nominee, the trustee or us. We or the trustee are responsible only for paying principal, premium, if any, and interest, if any, to the depositary or its nominee. The depositary or its nominee and the direct and indirect participants are responsible for disbursing these payments to the owners of beneficial interests in the global securities.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for the global security.

Neither we, nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Subordination

Senior debt securities will rank on an equal basis with all our other unsecured debt obligations except subordinated debt.

Subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the prospectus supplement relating to the subordinated debt securities, to all our “senior debt” (which will be defined in the applicable prospectus supplement).

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of the subordinated debt can receive any payments.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common shares or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale

The indenture provides that, except as otherwise provided in any prospectus supplement, we may consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, if among other things:

•	the resulting, surviving or transferee person (if other than us) assumes all our obligations under the debt securities and the indenture; and
•	we or such successor person is not immediately thereafter in default under the indenture.

Upon the assumption of our obligations by such a person upon the sale of all or substantially all the assets in compliance with the indenture, we shall be discharged from all obligations under the debt securities and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control,” as described in any prospectus supplement, permitting each holder to require us to purchase the debt securities of such holder as described in any prospectus supplement.

Modification and Waiver

The indenture (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, with respect to any series of debt securities, without the consent of the holder of such series of debt securities, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of the debt securities of such series;
•	surrendering any right or power conferred upon us in respect of such series;
•	providing for the assumption of our obligations to the holders of the debt securities of such series in the case of a permitted merger, consolidation, conveyance, transfer or lease;
•	complying with the requirements of the SEC in connection with the registration of the debt securities of such series under the Securities Act and the qualification of the indenture under the Trust Indenture Act, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the debt securities of such series in any material respect; and
•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not materially adversely affect the interests of the holders of the debt securities of such series.
•	Modifications and amendments to the indenture or to the terms and conditions of the debt securities of such series may also be made, and past defaults by us may be waived, either:
•	with the written consent of the holders of at least a majority in aggregate principal amount at maturity of the debt securities of such series at the time outstanding; or
•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount at maturity of the debt securities of such series represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each debt security so affected:

•	change the stated maturity of such debt security;
•	reduce the principal amount at maturity, redemption price or purchase price on such debt security;
•	change the currency of payment of such debt security or interest thereon;
•	reduce the percentage in aggregate principal amount at maturity of any debt security outstanding necessary to modify or amend the indenture or to waive any past default; or
•	impair the right to institute suit for the enforcement of any payment with respect to such debt security.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, the indenture provides that the following are “Events of Default” with respect to any series of the debt securities issued thereunder:

•	default in the payment of the principal of (or premium, if any, on) any debt security of such series when and as the same shall become due and payable;
•	default for 30 days in the payment of any installment of interest on any debt security of such series when and as the same shall become due and payable;
•	default in the making or satisfaction of any sinking fund payment when the same shall become due and payable on the terms of any debt securities of such series;
•	default for 60 days after notice in the performance of any other covenant in respect of the debt securities of such series contained in the indenture;
•	certain events of bankruptcy, insolvency or reorganization; or
•	any other event of default described in the prospectus supplement for such series.

An Event of Default with respect to any particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default with respect to any other series of debt securities issued under such indenture. The trustee may withhold notice to the holders of any debt securities of any default (except in the payment of principal or interest) if it considers such withholding is in the interests of such holders.

Unless we provide otherwise in the applicable prospectus supplement, if an Event of Default with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of such series of debt securities may declare the principal of all the debt securities of such series to be due and payable immediately; provided, however, that subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by the holders of not less than a majority in aggregate principal amount of the debt securities of such series.

The indenture requires us to file annually with the trustee a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by us in the performance, observance or fulfillment of any condition or covenant of such indenture, and, if so, specifying each such default and the nature thereof.

Subject to provisions relating to its duties in case of a default, the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders shall have offered to such trustee reasonable indemnity.

Subject to such provisions for indemnification, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the debt securities of such series.

Satisfaction and Discharge of the Indenture; Defeasance

With certain exceptions, we may satisfy and discharge our obligations under the indenture with respect to any series of debt securities:

•	by delivering to the trustee for cancellation all outstanding debt securities of such series or by depositing with the trustee cash or securities (as applicable under the terms of the indenture) sufficient to pay and discharge the entire indebtedness evidenced by the outstanding debt securities of such series that have not then been delivered to the trustee for cancellation when or after such securities have become due and payable; and
•	by paying all other sums payable by the us under the indenture with respect to the debt securities of such series.

Under United States federal income tax law as of the date of this prospectus, such deposit and discharge may be treated as a taxable disposition or exchange of the related debt securities, which may result in taxable gain or loss to U.S. holders and other materially different tax consequences. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

A series of debt securities may have no conditions for defeasance or may have additional or different conditions for defeasance as described in the applicable prospectus supplement.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preference shares or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time;
•	information with respect to book-entry procedures, if any; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common shares, preference shares or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common shares, preference shares or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will include a discussion of certain material United States federal income tax consequences relating to ownership of the warrants, including exercise of the warrants. The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common shares, preference shares or debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each common share, preference share or debt securities upon the exercise of the subscription rights;
•	the number of subscription rights issued to each securityholder;
•	the number and terms of each common share, preference share or debt securities which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer may include a discussion of certain material United States federal income tax consequences relating to ownership of the subscription rights. The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, common shares, preference shares, warrants, subscription rights or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the designation and terms of the units and the securities included in the units;
•	any provision for the issuance, payment, settlement, transfer or exchange of the units;
•	the date, if any, on and after which the units may be transferred separately; and
•	whether we will apply to have the units traded on a securities exchange or securities quotation system.

The description in the applicable prospectus supplement of any units we offer will include a discussion of certain material United States federal income tax consequences relating to ownership of the units, including how the purchase price paid for the units is to be allocated among the component securities for United States federal income tax purposes. The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find More Information.” We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of U.S. federal and New York law will be passed upon for us by Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of Fly Leasing Limited for the years ended December 31, 2016 and December 31, 2015 incorporated herein by reference to Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (including schedules appearing therein) and the effectiveness of Fly Leasing Limited’s internal control over financial reporting as of December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Fly Leasing Limited for the year ended December 31, 2014 incorporated herein by reference to Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (including schedules appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, incorporated herein by reference. Such consolidated financial statement is incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons may be located in jurisdictions outside the United States. Although we have appointed Puglisi & Associates, 850 Library Ave., Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty in-force between the United States and Bermuda or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda or Ireland against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda or Irish court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda or Irish conflict of law rules. The courts of Bermuda or Ireland would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda or Ireland would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda or Ireland; (3) the U.S. judgment was not obtained by fraud; (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda or Ireland; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda or Ireland; (6) there is due compliance with the correct procedures under the laws of Bermuda or Ireland; and (7) the U.S. judgment is not inconsistent with any judgment of the courts of Bermuda or Ireland in respect of the same matter.

In addition to and irrespective of jurisdictional issues, neither Bermuda nor Irish courts will enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda or Irish courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, may not be available under Bermuda or Irish law or enforceable in a Bermuda or Irish court, as they are likely to be contrary to Bermuda or Irish public policy. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland
+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available through the investor relations page on our website, www.flyleasing.com. Investors and others should note that we announce material information to investors through the investor relations page on our website, SEC filings, press releases, public conference calls and webcasts. We expect to update investor presentations and similar materials on a regular basis and will continue to post these materials to our investor relations website. We encourage investors, the media and others to review the information we post from time to time on our website. The information contained on or connected to our website is not incorporated by reference into this registration statement on Form F-3 and should not be considered part of this or any other registration statement filed with the SEC.

As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of common shares. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 90 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any accompanying prospectus supplement, the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 15, 2017;
•	Current Reports on Form 6-K, filed with the SEC on May 1, 2017, May 11, 2017 (only with respect to the Company’s interim report for the quarter ended March 31, 2017), May 16, 2017, May 22, 2017, June 22, 2017 and August 10, 2017 (only with respect to the Company's interim report for the quarter ended June 30, 2017 and the appointment of the new Chief Financial Officer); and
•	Registration Statement on Form 8-A, filed with the SEC on September 25, 2007.

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier Business Campus, Dun Laoghaire, County Dublin, A96 N6T7, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC between the date that we initially file the registration statement to which this prospectus relates and the termination of the offering of the securities (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

ISSUER
Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland

LEGAL ADVISORS

To the Issuer

As to U.S. Federal and New York law: Jones Day 250 Vesey Street New York, New York 10281 U.S.A.	As to Bermuda law: Conyers Dill & Pearman Limited Clarendon House 2 Church Street PO Box HM 666 Hamilton, Bermuda

To the Underwriters

As to U.S. Federal and New York law:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
U.S.A.

INDEPENDENT AUDITOR OF THE ISSUER
Deloitte & Touche LLP
555 Mission Street
San Francisco, California 94105
U.S.A.

SINGAPORE LISTING AGENT
Jones Day
138 Market Street
Level 28 CapitaGreen
Singapore 048946

$300,000,000

Fly Leasing Limited

5.250% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Joint Lead Managers

Citigroup	Wells Fargo Securities

Co-Managers

BNP PARIBAS	Fifth Third Securities	MUFG

September 29, 2017